EXHIBIT 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 8, 2012

BY AND AMONG

SUN PHARMACEUTICAL INDUSTRIES LIMITED

MERGER SUB

AND

DUSA PHARMACEUTICALS, INC.

i

Annex A

Conditions to the Offer

Exhibit A

Definitions

Exhibit B

Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit C

Form of Promissory Note

Table of Defined Terms

Term	Section
Acceptance Time	1.3(a)
Action	6.9(b)
Agreement	Preamble
Bankruptcy and Equity Exception	3.3(a)
Board Appointment Date	1.3(a)
Board Recommendation	3.3(d)
Book-Entry Shares	2.6(b)
Certificate	2.6(b)
Certificate of Merger	2.2(b)
Closing	2.2(a)
Closing Date	2.2(a)
COBRA	3.10(g)
Company	Preamble
Company Adverse Recommendation Change	6.8(d)
Company Board	1.2(c)
Company Charter Documents	3.1(b)
Company Common Stock	Recitals
Company Disclosure Documents	3.8(a)
Company Disclosure Letter	3
Company Employee	6.2(a)
Company Financial Advisor	3.16
Company Financial Statements	3.5(b)
Company Material Contract	3.18(a)
Company Preferred Stock	3.2(a)
Company Registered Intellectual Property	3.15(b)
Company SEC Reports	3.5(a)
Company Securities	3.2(c)
Company Shareholders Meeting	6.1(b)
Company Subsidiary	3.4
Company Voting Proposal	6.1(b)
Compensation Committee	3.2(e)
Confidentiality Agreement	6.7(b)
Constituent Corporations	2.1
Continuing Directors	1.3(a)
D&O Insurance	6.9(c)
DOJ	6.3(a)
DOL	3.10(b)
Drug Regulatory Laws	3.14(c)
Effective Time	2.2(b)
Employee Benefit Plan	3.10(a)
Environmental Costs	3.13(a)(1)
Exchange Agent	2.6(a)

Term	Section
Exchange Fund	2.6(a)
Expense Fee	8.3(a)
Expiration Date	1.1(b)
FDCA	3.14(c)
Federal False Claims Act	3.14(f)
Federal Fraud Statutes	3.14(f)
FTC	6.3(a)
GAAP	3.5(b)
Governmental Authority	3.3(c)
Healthcare Regulatory Laws	3.14(f)
HIPAA	3.14(f)
HSR Act	3.3(c)
Indemnified Party	6.9(a)
INDs	3.14(d)
Information Statement	3.3(c)
Intellectual Property	3.15(a)
Judgment	3.3(b)
Law	3.3(b)
Leased Real Property	3.19(a)
Leases	3.19(a)
Maximum Amount	6.9(c)
Merger	Recitals
Merger Consideration	2.5(a)
Merger Sub	Preamble
Minimum Tender Condition	Annex A
NDA	3.14(c)
NJBCA	Recitals
Notice of Adverse Recommendation	6.8(e)
Notice Period	6.8(e)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.1(f)
Offer Price	Recitals
Parent	Preamble
PBGC	3.10(b)
Permits	3.1(a)
Permitted Encumbrances	3.19(b)
Pre-Closing Period	5.1
Promissory Note	1.4(d)
Proxy Statement	3.3(c)
Registrations	3.14(b)
Required Company Shareholder Vote	3.3(a)
Sarbanes-Oxley Act	3.5(c)
Schedule 14D-9	1.2(b)
Securities Act	3.5(a)

v

Term	Section
Share	Recitals
Shares	Recitals
60 Million Shares	3.2(a)
Stark Statute	3.14(f)
Structures	3.19(d)
Subsequent Offering Period	1.1(d)
Surviving Corporation	2.1
Tax Sharing Agreements	3.12(f)
Termination Fee	8.3(b)(ii)
Top-Up Notice	1.4(d)
Top-Up Option	1.4(a)
Top-Up Option Shares	1.4(a)
Transactions	1.2(a)
Walk Away Date	8.1A(b)(i)

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (this “Agreement”), dated as of November 8, 2012, among SUN PHARMACEUTICAL INDUSTRIES LIMITED, a corporation organized under the laws of India (“Parent”), Caraco Acquisition Corporation, a New Jersey corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”), and DUSA PHARMACEUTICALS, INC., a New Jersey corporation (the “Company”). Capitalized terms not otherwise defined herein shall have the meaning set forth in Exhibit A attached hereto.

Recitals

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the Transactions, (a) Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the issued and outstanding shares of the common stock, no par value per share (the “Company Common Stock”) of the Company (each a “Share” and collectively, the “Shares”) at a price per Share of $8.00 net to the seller in cash, without interest (such amount, or any higher amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement, and (b) the Company has granted to Merger Sub the Top-Up Option;

WHEREAS, following the consummation of the Offer, subject to the terms and conditions of this Agreement, Parent shall cause Merger Sub to merge with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly-owned Subsidiary of Parent, in accordance with the New Jersey Business Corporation Act (the “NJBCA”). Each Share that is not tendered and accepted pursuant to the Offer, other than certain Shares as provided in Section 2.5(b) and 2.9, will thereupon be cancelled and converted in the Merger into the right to receive cash in an amount equal to the Offer Price on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, certain officers and directors of the Company holding Company Common Stock have entered into a Support Agreement, pursuant to which, among other things, each such holder of Company Common Stock has agreed to tender his or its Shares in the Offer.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1.

THE OFFER

Section 1.1. The Offer.

(a) Subject to the terms and conditions set forth in this Agreement, provided that this Agreement shall not have been terminated in accordance with Article 8 and none of the events set forth in paragraphs 1 and 2 of Annex A hereto shall have occurred, as promptly as reasonably practicable after the date of this Agreement, but in no event later than ten (10) Business Days after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence the Offer, within the meaning of the applicable rules and regulations of the SEC, to purchase any and all outstanding Shares at a price per Share equal to the Offer Price. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, purchase, accept for payment, and pay for, Shares tendered pursuant to the Offer are subject only to the satisfaction or waiver of each of the conditions set forth in Annex A (the “Offer Conditions”).

(b) The initial expiration date of the Offer shall be on the date that is the twentieth (20th) Business Day following the commencement of the Offer (determined using Exchange Act Rules 14d-1(g)(3) and 14d-2) (such date being the initial “Expiration Date,” and any expiration time and date established pursuant to an authorized extension of the Offer as so extended, also an “Expiration Date”). Notwithstanding the foregoing, unless the Offer is terminated in accordance with Article 8, if, on the initial Expiration Date or any subsequent Expiration Date, all of the Offer Conditions have not been satisfied or waived, then Merger Sub shall, and Parent shall cause Merger Sub to, subject to the rights of the parties under Article 8, extend (and re-extend) the Offer and its Expiration Date beyond the initial Expiration Date or such subsequent Expiration Date; provided that any such extension shall be in increments determined by Merger Sub of not more than ten (10) Business Days. The Offer may not be terminated prior to its Expiration Date (as such Expiration Date may be extended and re-extended in accordance with this Agreement), unless this Agreement is validly terminated in accordance with Article 8. In no event shall Merger Sub extend the Offer beyond the date that is five (5) Business Days prior to the Walk Away Date without the prior written consent of the Company in its sole discretion. Notwithstanding the foregoing, subject to the rights of the parties under Article 8, Merger Sub shall extend the Offer, and Parent shall cause Merger Sub to extend the Offer, for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by any other Law.

(c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. Merger Sub shall, and Parent shall cause Merger Sub to, comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the foregoing, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable following the later of: (i) the earliest date as of which Merger Sub is permitted under applicable Law to accept for payment Shares tendered pursuant to the Offer and (ii) the earliest date as of which each of the Offer Conditions shall have been satisfied or waived.

(d) Merger Sub may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act (each a “Subsequent Offering Period”) following the Acceptance Time if (i) Merger Sub shall have complied with all of the conditions of Rule 14d-11 under the Exchange Act and (ii) at the commencement of any Subsequent Offering Period (or extension thereof) the number of Shares owned by Parent, Merger Sub and their respective Subsidiaries (including any Shares beneficially owned by any of the foregoing, including all Shares validly tendered and not properly withdrawn at the Acceptance Time) represent less than 90% of the then outstanding number of Shares on a Fully Diluted Basis; provided, however, that if Merger Sub is required to exercise the Top-Up Option and the Company delivers the Top-Up Option Shares upon such exercise pursuant to Section 1.4(c), Merger Sub shall not be permitted to provide for a Subsequent Offering Period. If immediately following the Acceptance Time, Parent, Merger Sub and their respective Subsidiaries own more than 70% but less than 90% of the Shares outstanding on a Fully-Diluted Basis at that time (which shall include (i) Shares beneficially owned by Parent, Merger Sub and their respective Subsidiaries, which Shares shall be converted into direct ownership at or prior to the expiration of the Offer by Parent, Merger Sub or their respective Subsidiaries, as the case may be, and (ii) Shares validly tendered in the Offer and not properly withdrawn at the Acceptance Time), upon the request of the Company (which may only be made once), Merger Sub shall provide for, and Parent shall cause Merger Sub to provide for, a Subsequent Offering Period of at least ten (10) Business Days; provided, however, that if Merger Sub is required to exercise the Top-Up Option and the Company delivers the Top-Up Option Shares upon such exercise pursuant to Section 1.4(c), the Company shall not have the right to request Merger Sub to provide for a Subsequent Offering Period. Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all Shares validly tendered and not properly withdrawn during such Subsequent Offering Period as promptly as practicable after any such Shares are tendered during any Subsequent Offering Period and in any event in compliance with Rule 14d-11(c) promulgated under the Exchange Act.

(e) Parent and Merger Sub expressly reserve the right to waive any of the Offer Conditions, to increase the Offer Price and/or to modify the other terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not, and Parent shall not permit Merger Sub to, do any of the following:

(i) reduce the number of Shares subject to the Offer;

(ii) reduce the Offer Price;

(iii) amend, change or waive the Minimum Tender Condition;

(iv) except as expressly provided in Section 1.1(b), extend or otherwise change the Expiration Date, except (A) as required by applicable Law (including for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof) or (B) in connection with an increase of the Offer Price;

(v) change the form of consideration payable in the Offer;

(vi) impose any condition to the Offer other than the Offer Conditions; or

(vii) otherwise amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner adverse to holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of the Parent or Merger Sub to consummate the Offer, the Merger or the Transactions.

(f) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall (i) contain or incorporate by reference an offer to purchase and a related letter of transmittal and summary advertisement and such other information or documents as required by Law (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, being referred to as the “Offer Documents”) and (ii) be in form reasonably satisfactory to the Company. The Company shall as promptly as practicable upon request of Parent, provide Parent and Merger Sub with all information concerning the Company that is required to be included in the Offer Documents. Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the requirements of applicable U.S. federal securities Laws and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent necessary such that the Offer Documents do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable U.S. federal securities Laws. The Company and its counsel shall be afforded a reasonable opportunity to review and comment upon the Offer Documents each time before they are filed with the SEC and/or disseminated to holders of Shares (and the Company and its counsel shall provide any comments thereon as soon as reasonably practicable, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel). Parent and Merger Sub shall provide to the Company and its counsel copies of any written comments or telephonic notification of any oral comments or other communications Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications, shall consult with the Company and its counsel prior to responding to any such comments or other communications, and shall provide the Company with copies of all written responses and telephonic notification of any oral responses thereto of Parent or Merger Sub or their counsel, provided that Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the response of Parent and Merger Sub to any such comments or other communications and to provide comments on that response (to which reasonable and good faith consideration shall be given by Parent and Merger Sub).

(g) Unless this Agreement is terminated pursuant to Section 8.1, neither Parent nor Merger Sub shall terminate or withdraw the Offer without the prior written consent of the Company in its sole discretion. In the event this Agreement is terminated pursuant to Section 8.1A, Merger Sub shall promptly (and in any event within one (1) Business Day) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, or cause any depositary acting on behalf of Merger Sub to return, all tendered Shares to the tendering shareholders.

(h) The Offer Price shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock effected by the Company in accordance with the terms and conditions of this Agreement, and, in particular, in accordance with the limitations set forth in Section 5.1(b)(vi), and occurring (or for which a record date is established) after the date of this Agreement and prior to the payment by Merger Sub for the Shares validly tendered and not properly withdrawn in connection with the Offer.

Section 1.2. Company Actions.

(a) Subject to Section 6.8, and without limitation of the right to terminate this Agreement pursuant to Article 8, the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (the “Transactions”).

(b) On the date of the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended and supplemented from time to time, the “Schedule 14D-9”) and shall use its reasonable best efforts to disseminate the Schedule 14D-9, to the extent required by Rule 14D-9 promulgated under the Exchange Act and any other applicable Laws, to the holders of the Shares. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. Subject to the provisions of Section 6.8 below, the Offer Documents and the Schedule 14D-9 shall contain the Board Recommendation, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Schedule 14D-9 shall comply in all material respects with the requirements of applicable U.S. federal securities Laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company makes no covenant, agreement, representation or warranty with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent necessary such that the Schedule 14D-9 does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable U.S. federal securities Laws.

(c) Except in connection with either (i) a Takeover Proposal that the Board of Directors of the Company and/or a special committee of the Board (the “Company Board”) determines in good faith (after consultation with the Company’s outside counsel and financial advisor(s)) constitutes or is reasonably likely to lead to a Superior Proposal or (ii) a Company Adverse Recommendation Change, in each case subject to the provisions of Section 6.8:

(A) Parent and its counsel shall be afforded a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares; and

(B) The Company shall provide Parent and its counsel copies of any written comments or telephonic notification of any oral comments or other communications the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications, shall consult with Parent and its counsel prior to responding to any such comments or other communications, and shall provide Parent with copies of all written responses and telephonic notification of any oral responses thereto of the Company and its counsel. Parent and its counsel shall be given a reasonable opportunity to review any such responses and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel prior to the submission of any such responses.

(d) As promptly as practical after the date hereof, and in any event within four (4) Business Days, the Company shall instruct its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all available lists of shareholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request, in each case, for the sole purpose of communicating the Offer to the holders of Shares. Subject to the requirements of applicable Law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the Transactions, Parent and Merger Sub shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger and the Transactions and, if this Agreement shall be terminated in accordance with Section 8.1, shall deliver to the Company all copies of such information then in their possession or under their control.

Section 1.3. Directors.

(a) Subject to applicable Law and applicable marketplace rules of The NASDAQ Stock Market LLC applicable to the Company at such time, promptly following the acceptance for payment of and payment by Merger Sub for Shares pursuant to and in accordance with the Offer satisfying the Minimum Tender Condition (the “Acceptance Time”), and as long as Parent directly or indirectly beneficially owns not less than a majority of the issued and outstanding Shares, Merger Sub shall be entitled to designate such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of Shares owned by Parent, Merger Sub or any other Subsidiary of Parent bears to (B) the total number of Shares that are issued and outstanding (not determined on a Fully Diluted Basis). The Company shall also, upon the request of Parent, cause such Persons designated by Merger Sub to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of each committee of the Company Board, subject to compliance with applicable securities Laws and the marketplace rules of The NASDAQ Stock Market LLC (other than any committee comprised solely of Continuing Directors established to take action under this Agreement, which shall be permitted to meet without the presence of other directors solely for purposes of considering and, if necessary, taking action referred to in Section 1.3(c) below); provided, however, that in the event that Merger Sub’s designees are appointed or elected to the Company Board, until the Effective Time, the Company Board shall have at least two (2) directors who are directors on the date of this Agreement and who qualify as independent directors for purposes of the continued listing requirements of The NASDAQ Stock Market LLC and the SEC rules and regulations (such directors, the “Continuing Directors”); and provided further that, in such event, if the number of Continuing Directors shall be reduced below two (2) for any reason whatsoever, the Company Board shall cause the Person(s) designated by the remaining Continuing Director(s) to fill such vacancy(ies), and such Person(s) shall be deemed to be a Continuing Director(s) for purposes of this Agreement or, if no Continuing Directors then remain, the other directors of the Company then in office shall designate two (2) Persons to fill such vacancies who are not officers, employees, shareholders or Affiliates of the Company, Parent, Merger Sub or any other Subsidiary of Parent, and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement. In connection with the foregoing, the Company shall either increase the size of the Company Board or obtain the irrevocable resignation of such number of its current directors, or both, as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board as provided above, and the Company shall take all actions available to the Company to cause Merger Sub’s designees to be so elected or appointed (the date on which the majority of the Company’s directors are designees of Merger Sub that have been effectively appointed to the Company Board in accordance herewith, the “Board Appointment Date”). The Company shall use its reasonable best efforts to cause the Board Appointment Date to be the same day as the Acceptance Time. Upon request by Parent, prior to the Acceptance Time, the Company shall obtain the applicable irrevocable resignations from that number of directors which represents one (1) director more than a simple majority of the Company Board, which resignations will each be contingent solely upon the consummation of the Offer, and the Company shall provide to Parent complete and correct copies of such resignations promptly (and in no event later than two (2) Business Days) following the request therefor. The parties hereto acknowledge and agree that, from and after the Acceptance Time and for so long as Parent, Merger Sub and any Subsidiary of Parent or Merger Sub (excluding the Company) own at least a majority of the issued and outstanding shares of the Company Common Stock, the Company shall be a “controlled company” (within the meaning of the listing requirements of the NASDAQ Global Market).

(b) The Company’s obligations to appoint designees of Merger Sub to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder and to the then applicable rules and regulations of The NASDAQ Stock Market LLC. The Company, at its expense, shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 1.3, including mailing to the Company’s shareholders the information required by such Section 14(f) and Rule 14f-1 (which the Company shall mail together with the Schedule 14D-9, as contemplated by Section 1.2(b)) as is necessary to fulfill the Company’s obligations under Section 1.3(a); provided, that Parent and Merger Sub shall have timely supplied to the Company in writing, and shall be solely responsible for, any information with respect to Parent, Merger Sub and their designees, officers, directors and Affiliates to the extent required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of Section 1.3(a) are in addition to and shall not limit any rights Parent, Merger Sub or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise; provided, however, that in no event shall Parent, Merger Sub or any of their Affiliates take any action prior to the Effective Time to remove any Continuing Director from the Company Board other than for cause.

(c) Following the election or appointment of Merger Sub’s designees pursuant to Section 1.3(a) and prior to the Effective Time, the approval by a majority of the Continuing Directors then in office (or, if there shall be only one or two Continuing Directors then in office, all of such Continuing Directors then in office) shall be required to authorize (and such authorization shall (A) not be effective unless there is in office at least one (1) Continuing Director and (B) constitute the authorization of the Company Board, and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall, unless otherwise required by Law, be required or permitted to authorize) (i) any amendment, modification or termination of this Agreement by the Company, (ii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (iii) any waiver or exercise of any of the Company’s rights under this Agreement, (iv) any waiver of any condition to the Company’s obligations hereunder, (v) any amendment to the Company’s certificate of incorporation or bylaws, (vi) any authorization of any agreement between the Company, on the one hand, and Parent, Merger Sub or any of their Affiliates, on the other hand, or (vii) the taking of any other action by the Company other than what has been agreed to pursuant to the terms of this Agreement or the Transactions. The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder.

(d) The rights of Parent pursuant to this Section 1.3 are in addition to, and shall not limit, any right that Parent, Merger Sub or any Affiliate of Parent or Merger Sub may have (with respect to the election of directors or otherwise) under applicable Law, the Company’s certificate of incorporation or otherwise as a holder or beneficial owner of shares of Company Common Stock.

Section 1.4. Option to Acquire Additional Shares.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable in accordance with this Section 1.4, to purchase the number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned in the aggregate by Parent, Merger Sub and any Subsidiary of Parent or Merger Sub immediately prior to the exercise of the Top-Up Option (including all Shares validly tendered and not properly withdrawn in the Offer at the Acceptance Time), shall constitute one share more than 90% of the number of shares of Company Common Stock then outstanding on a Fully Diluted Basis and (after giving effect to the issuance of the Top-Up Option Shares) for a purchase price per Top-Up Option Share equal to the Offer Price. The Top-Up Option shall only be exercised one time by Merger Sub in whole but not in part. For avoidance of doubt, (i) the one time exercise means an exercise pursuant to which Top-Up Shares are actually delivered by Company to Merger Sub and (ii) all or any portion of the 60 Million Shares (less the 40,000 shares designated as Company Preferred Stock) issued to Merger Sub pursuant to this Section 1.4 shall be designated Company Common Stock.

(b) In no event shall the Top-Up Option be exercisable for a number of shares of Company Common Stock in excess of the Company’s then authorized and unissued shares of Company Common Stock (including the 60 Million Shares designated as Company Common Stock and less any required shares to be held in reserve with respect to the Options, Restricted Shares and Warrants and including as authorized and unissued shares of Company Common Stock, for purposes of this Section 1.4, any shares of Company Common Stock held in the treasury of the Company).

(c) The Top-Up Option shall be exercised by Merger Sub (and Parent shall cause Merger Sub to exercise the Top-Up Option) immediately after the Acceptance Time or the expiration of any Subsequent Offering Period, as applicable, if (i) at the Acceptance Time or expiration of a Subsequent Offering Period, as applicable, Parent, Merger Sub and any Subsidiary of Parent or Merger Sub do not own in the aggregate at least 90% of the number of shares of Company Common Stock then outstanding on a Fully Diluted Basis and (ii) after giving effect to the exercise of the Top-Up Option, and taking into account the limitations set forth in Section 1.4(b), Parent, Merger Sub and any Subsidiary of Parent or Merger Sub would own in the aggregate at least one share more than 90% of the number of shares of Company Common Stock then outstanding on a Fully Diluted Basis (after giving effect to the issuance of the Top-Up Option Shares); provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (A) no provision of any applicable Law, and no temporary restraining order, preliminary or permanent injunction or other Judgment or order issued by a court of competent jurisdiction or other Governmental Authority of competent jurisdiction, shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) upon exercise of the Top-Up Option, the number of Shares owned in the aggregate by Parent, Merger Sub and any Subsidiary of Parent or Merger Sub constitutes at least one share more than 90% of the number of shares of Company Common Stock that will be outstanding (on a Fully Diluted Basis) immediately after the issuance of the Top-Up Option Shares, (C) Merger Sub has accepted for payment and paid for all Shares validly tendered in the Offer (including, if applicable, during a Subsequent Offering Period) and not properly withdrawn, and (D) upon exercise of the Top-Up Option, Parent covenants to cause the Closing to occur as promptly as practicable following the issuance of the Top-Up Option Shares; and, provided, further, that the Top-Up Option shall terminate concurrently with any termination of this Agreement.

(d) The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable Law, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. If Merger Sub is required to exercise the Top-Up Option, Merger Sub shall give the Company written notice thereof (the “Top-Up Notice”) specifying (i) a place and time for the closing of such purchase (which, subject to applicable Law and any required regulatory approvals, shall be effected as promptly as practicable and not more than one (1) Business Day after the date of delivery of such Top-Up Notice), (ii) the number of shares of Company Common Stock that will constitute the Top-Up Option Shares and (iii) the manner in which Parent or Merger Sub shall pay the applicable purchase price in respect of the Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, (A) the purchase price in respect of the Top-Up Option Shares purchased upon such exercise of the Top-Up Option (which shall equal the product of (x) the number of Top-Up Option Shares being purchased pursuant to the Top-Up Option and (y) the Offer Price) shall be paid to the Company, at Merger Sub’s election, either (I) in immediately available funds by wire transfer to an account designated by the Company or (II) by delivering Parent’s unsecured, non-negotiable, non-transferable promissory note in the form attached hereto as Exhibit C (the “Promissory Note”) in the principal amount equal to the purchase price for the Top-Up Option Shares, and (B) the Company shall deliver to Merger Sub a certificate or certificates representing the number of Top-Up Option Shares so purchased. The Company represents and warrants to Parent and Merger Sub that upon delivery to Merger Sub of the Top-Up Option Shares against payment therefor in accordance herewith, such Top-Up Option Shares shall be duly authorized, validly issued, fully paid and non-assessable shares of Company Common Stock.

(e) Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act or a sophisticated purchaser under Section 4(2) under the Securities Act. Any certificates evidencing the Top-Up Option Shares shall include any legends required by applicable securities Laws.

(f) To the extent applicable, Parent, Merger Sub and the Company acknowledge and agree that neither any dilutive impact on the value of the Shares of Company Common Stock as a result of the issuance of the Top-Up Shares, nor any effect of any Promissory Note delivered by Parent or Merger Sub to the Company as the Top-Up consideration, shall be taken into account in any determination of the fair value of Shares of any shareholder of the Company for any reason whatsoever or with respect to Shares of any dissenting shareholder to the fullest extent permitted by applicable Law. The Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Shares or any cash or Promissory Note delivered to the Company as payment for any Top-Up Shares should be considered in the connection with the determination of the fair value of any Shares for any purpose whatsoever.

ARTICLE 2.

THE MERGER

Section 2.1. The Merger. Subject to the terms and conditions of this Agreement and in compliance with the NJBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (a) the corporation surviving the Merger after the Effective Time is sometimes referred to as the “Surviving Corporation” and (b) the Company and Merger Sub are collectively referred to as the “Constituent Corporations”.

Section 2.2. Merger Closing.

(a) The Merger shall be consummated (the “Closing”) at 10:00 a.m. (Eastern time) on a date to be specified by the parties, which shall be no later than the third (3rd) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Reed Smith LLP, 599 Lexington Avenue, New York, NY 10022, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

(b) At the Closing, the parties hereto shall cause the Merger to be consummated by causing to be filed with the Department of Treasury of the State of New Jersey a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the NJBCA and shall make all other filings or recordings required under the NJBCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Department of Treasury of the State of New Jersey, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

(c) Notwithstanding anything herein to the contrary, in the event that Parent, Merger Sub and their respective Subsidiaries collectively hold or acquire at least 90% of the outstanding shares of Company Common Stock after giving effect to the closing of the Offer and, if applicable, the purchase by Merger Sub of the Top-Up Shares, Parent and the Company hereby agree to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of shares of Company Common Stock, in accordance with Section 14A:10-5.1 of the NJBCA as promptly as practicable.

Section 2.3. Effect of Merger; Organizational Documents; Directors and Officers.

(a) The Merger shall have the effects set forth in this Agreement and Section 14A:10-6 of the NJBCA.

(b) The certificate of incorporation of the Surviving Corporation shall at the Effective Time be amended in its entirety to read as set forth on Exhibit B, until thereafter amended as provided therein and under the NJBCA. In addition, subject to Section 6.9 hereof, Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the NJBCA. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

Section 2.4. Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

Section 2.5. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares the following shall occur:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares to be canceled pursuant to Section 2.5(b)) shall at the Effective Time be canceled and converted automatically into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate previously representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.6, without interest.

(b) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled automatically and retired and shall cease to exist and no payment or distribution shall be made with respect thereto.

(c) The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time effected by the Company in accordance with the terms and conditions of this Agreement, and, in particular, in accordance with the limitations set forth in Section 5.1(b)(vi).

Section 2.6. Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement with the Company’s transfer agent or another bank or trust company selected by Parent and approved in advance by the Company (such approval not to be unreasonably withheld, delayed, or conditioned) (the “Exchange Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Article 2. Parent shall, or shall take all steps necessary to enable and cause Merger Sub to, deposit with the Exchange Agent at or prior to the Effective Time, for the benefit of the holders of Shares outstanding immediately prior to the Effective Time, for payment by the Exchange Agent in accordance with this Article 2, the cash in U.S. dollars necessary to pay for the Shares converted into the right to receive Merger Consideration (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent; provided further, however, that no gain or loss thereon shall affect the amounts payable to holders of Shares following the Effective Time and Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash in U.S. dollars sufficient to satisfy Parent’s obligation under this Article 2. Any interest or income produced (net of any loss) by such amounts on deposit with the Exchange Agent will be payable to Parent or as Parent otherwise directs. In the event of any losses to the Exchange Fund from any investment such that the Exchange Fund is diminished below the level required for the Exchange Agent to make prompt cash payments as required under Section 2.7(b), Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Exchange Fund to the extent necessary to reimburse the Exchange Fund for any such investment losses.

(b) Exchange Procedures. As soon as reasonably practicable (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was a holder of record of Shares immediately prior to the Effective Time, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.5, (i) the form of letter of transmittal for use in effecting the surrender of stock certificates that immediately prior to the Effective Time represented Shares (each, a “Certificate”) or non-certificated Shares represented by Book-Entry (“Book-Entry Shares”) (which transmittal letter shall be in customary form approved by the Company and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be paid promptly (net of applicable taxes in accordance with Section 2.8) in exchange therefor, and Parent shall cause the Exchange Agent to pay to such holder (except holders of Restricted Shares who shall be paid as set forth in Section 2.7(d)), the Merger Consideration in respect of the Shares previously represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Each Certificate and Book-Entry Share shall be deemed at all times from and after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.6 the Merger Consideration in respect of the Shares previously represented by such Certificate or Book-Entry Share. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book Entry Shares pursuant to the provisions of this Article 2.

(c) No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender for exchange of Certificates and Book Entry Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates and Book Entry Shares. From and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article 2 shall thereafter only be entitled to receive from the Surviving Corporation (subject to abandoned property, escheat or similar Laws, as general creditors thereof) payment of their claim for Merger Consideration. Any amounts remaining unclaimed immediately prior to such time when such amounts would otherwise escheat or become the property of any Governmental Authority, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) No Liability. Except to the extent prohibited by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar Law.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

Section 2.7. Equity-Based Compensation Plans and Awards.

(a) Prior to the Acceptance Time, the Company shall take all reasonable steps necessary to provide that each Option, whether vested or unvested, that is outstanding immediately prior to the Acceptance Time shall become fully vested immediately prior to the Acceptance Time, and be cancelled as of the Acceptance Time (without regard to the exercise price of such Option) in exchange for the right to receive at such time, in accordance with this Section 2.7(a), a lump sum cash payment in the amount of the Option Consideration (net of applicable taxes in accordance with Section 2.8), if any, with respect to such Option. In the event that the exercise price of any Option is equal to or greater than the Offer Price, such Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect. Following the Acceptance Time, no Option shall remain outstanding and all holders of an Option that was outstanding immediately prior to the Acceptance Time shall only be entitled to receive the consideration set forth in this Section 2.7(a). The Company shall pay any amounts payable to holders of Options as promptly as practicable after the Acceptance Time, and in no event later than the first regular payroll cycle following the Acceptance Time.

(b) Effective as of immediately prior to the Effective Time, each Restricted Share that is then outstanding and unvested shall immediately vest and become nonforfeitable, all restrictions and conditions applicable thereto shall lapse immediately prior to the Effective Time, and each Restricted Share shall be treated in the same manner as each other share of Company Common Stock in the Merger in accordance with the procedures in Section 2.6(b). Following the Effective Time, no Restricted Share shall remain outstanding and all holders of a Restricted Share that was outstanding immediately prior to the Effective Time shall only be entitled to receive the consideration set forth in Section 2.7(b).

(c) Prior to the Acceptance Time, the Company shall deliver to the holders of Options such notices, if any, as may be required under the terms of the Stock Plan setting forth such holders’ rights pursuant to the provisions of this Section 2.7. Prior to the Acceptance Time, the Company Board (or, if appropriate, any committee thereof administrating the Stock Plan) shall adopt such resolutions as may be required to effectuate the provisions of this Section 2.7.

(d) Notwithstanding anything contained in this Section 2.7 to the contrary, any portion of the consideration payable in respect of Restricted Shares that become vested by reason of the consummation of the Transactions shall be paid to the Surviving Corporation for distribution to the applicable holder thereof through its payroll system.

Section 2.8. Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, whether to any holder of Shares or pursuant to Section 2.7(a), such amounts as the Company, Parent, Merger Sub or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that such amounts are so withheld by the Company, Parent, Merger Sub or the Surviving Corporation, such withheld and deducted amounts will be paid to the applicable Governmental Authority and treated for all purposes of this Agreement as having been paid to the holders of Shares, Options and Restricted Shares, as the case may be, in respect of which such deduction and withholding was made by the Company, Parent, Merger Sub or the Surviving Corporation.

Section 2.9. Warrants. Prior to the Effective Time, the Company shall deliver to the holders of Warrants such notices, if any, as may be required under the terms of the Warrants and Securities Purchase Agreement dated October 29, 2007. Each of the Warrants shall be treated in accordance with Section 3(e) thereof, and Parent, Merger Sub and the Surviving Corporation shall comply with Section 3(e) of the Warrants.

Section 2.10. Further Action. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in any Qualifying SEC Report (other than (i) any information that is contained solely in the “Risk Factors” section of such Qualifying SEC Reports, except to the extent such information contained in the “Risk Factors” section of such Qualifying SEC Reports consists of factual historical statements, and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Qualifying SEC Reports), or (b) set forth on the disclosure letter (each section of which qualifies (i) the correspondingly numbered representation and warranty or covenant and (ii) other sections of this Agreement to the extent reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections) delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Organization.

(a) The Company is a corporation validly existing and in good standing under the laws of the State of New Jersey. The Company is qualified to do business and in good standing in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where a failure to so qualify or be in good standing would not have a Company Material Adverse Effect. The Company has all requisite corporate, power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except where the failure to have such corporate, power and authority, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. The Company possesses all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of its business as now conducted (collectively, “Permits”), except for such Permits, the lack of which, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

(b) The copies of the certificate of incorporation and bylaws of the Company (the “Company Charter Documents”) that are incorporated by reference as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. All such Company Charter Documents are in full force and effect and the Company is not in violation of any of their respective material provisions.

Section 3.2. Capitalization; Indebtedness.

(a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 60,000,000 shares (“60 Million Shares”) issuable in series or classes, 40,000 of which are designated as junior Series A preferred shares (“Company Preferred Stock”). As of the close of business on November 6, 2012: (A) 25,027,683 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company as treasury shares; (D) 2,310,874 shares of Company Common Stock were subject to outstanding Options and in-the-money based on the Offer Price; (E) 1,549,000 Restricted Shares were outstanding and unvested (which shares are not considered outstanding shares of Company Common Stock because they do not have the right to vote); and (F) 1,145,259 shares of Company Common Stock were subject to outstanding Warrants. Except as set forth in this Section 3.2 or set forth in Section 3.2 of the Company Disclosure Letter, such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive or similar rights under any provision of the NJBCA and the Company Charter Documents or any agreement to which the Company is a party or by which the Company is otherwise bound. Upon delivery to Merger Sub of the Top-Up Option Shares against payment therefor in accordance herewith, such Top-Up Option Shares shall be duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock.

(b) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or except for Options or Warrants convertible into or exchangeable for, equity securities or securities having the right to vote) on any matters on which shareholders of the Company may vote.

(c) Except as set forth in this Section 3.2 or set forth in Section 3.2 of the Company Disclosure Letter, as of November 6, 2012, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company that were issued by the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights, in each case, to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights, in each case, that were issued by the Company and that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities. The Company is not a party to any voting agreement with respect to the voting of any Company Securities. The Company has not, during the period from November 6, 2012 to the date of this Agreement, issued any Company Securities, other than upon the exercise of Options or Warrants outstanding as of November 6, 2012.

(d) The Company has not, between January 1, 2009 and the date of this Agreement, declared or paid any dividend, or declared or made any distribution on, authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than as a result of any cashless exercise of any Option or Warrant.

(e) The compensation committee of the Company Board (the “Compensation Committee”) consists solely of independent directors (as defined in the NASDAQ Marketplace Rules) and has taken, at a duly convened meeting thereof, all such actions as may be required to cause to be exempted under Rule 14d-10(d)(2) under the Exchange Act, any and all employment compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company with or to current directors, officers, or employees of the Company to ensure that all such agreements and arrangements satisfy the non-exclusive safe harbor provisions of Rule 14d-10(d)(2) of the Exchange Act.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth the following information with respect to each outstanding Company Stock Option: (i) the name of the holder of each Company Stock Option; (ii) the number of shares of Company Common Stock subject to such Company Stock Option; (iii) the exercise price of such Company Stock Option; and (iv) the issuance and expiration dates of such Company Stock Option.

Section 3.3. Authorization; No Conflict, Consents.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to the adoption of this Agreement by the Company’s shareholders under the NJBCA to the extent required by applicable Law in the case of the Merger, to carry out its obligations hereunder. Assuming the accuracy of the representations and warranties of the Parent set forth in Section 4.7, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized and approved by the Company Board. Assuming the accuracy of the representations and warranties of the Parent set forth in Section 4.7, no other corporate proceedings on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the Merger (i) to the extent required by the NJBCA, for the adoption of this Agreement by the holders of a majority of the issued and outstanding Shares (the “Required Company Shareholder Vote”) and (ii) for the filing of the Certificate of Merger with the Department of Treasury of the State of New Jersey. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement has been duly executed and delivered by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Company nor the performance or consummation by the Company of the Transactions will (i) result in a violation or breach of or conflict with the Company Charter Documents, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company under any of the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to receipt of the Required Company Shareholder Vote (to the extent required by the NJBCA) and obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c) below, violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any statute, code, decree, law, ordinance, rule, regulation or order of any Governmental Authority (“Law”), in each case applicable to the Company or any of its properties or assets, other than, with respect to events described in the foregoing clauses (ii) and (iii), any such event or events that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any United States Federal, state or local governmental, quasi-governmental or regulatory authority, court, body or instrumentality or any governmental, quasi-governmental, regulatory authority, court, body or instrumentality outside of the United States (each, a “Governmental Authority”) is necessary to be obtained or made by the Company in connection with the Company’s execution and delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) the filing of the Certificate of Merger with the Department of Treasury of the State of New Jersey and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with and filings pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any other applicable Antitrust Laws, (iii) the filing with the SEC of (A) the Offer Documents and Schedule 14D-9, (B) if necessary, a proxy statement in definitive form relating to the Company Shareholders Meeting (such proxy statement, as amended or supplemented from time to time, (the “Proxy Statement”)) and compliance with other applicable requirements of the Exchange Act, (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the “Information Statement”) in connection with the Offer and (D) such reports under Section 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of The NASDAQ Stock Market LLC, (v) compliance with the “blue sky” laws of various states and (vi) such other consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

(d) Subject to the terms set forth in Section 6.8, the Company Board, at a meeting duly called and held, has duly and unanimously adopted resolutions (i) declaring that this Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company and its shareholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Offer and the Merger (such approval having been made in accordance with the NJBCA) and (iii) recommending that the Company’s shareholders accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and adopt this Agreement (such recommendation, the “Board Recommendation”), which resolutions have not been subsequently rescinded, modified or amended in any respect as of the date of this Agreement.

Section 3.4. Company Subsidiaries. Section 3.4 of the Company Disclosure Letter sets forth each Subsidiary of the Company (each, a “Company Subsidiary”) and, for each Company Subsidiary, its jurisdiction of incorporation or formation. All issued and outstanding shares of capital stock of, or other equity interests in, each such Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly by the Company free and clear of all Liens. Except for the capital stock of, or voting securities or equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any Person. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Company Subsidiary has all requisite corporate power and authority and possesses all licenses, franchises, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such licenses, franchises, permits, authorizations and approvals, the lack of which, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. Neither Company Subsidiary currently conducts any trade or business.

Section 3.5. SEC Reports and Financial Statements.

(a) Since January 1, 2009, the Company has filed with or furnished to the SEC all forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents required to be filed or furnished by the Company with or to the SEC. All such forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (i) the Company SEC Reports filed prior to the date of this Agreement complied, and the Company SEC Reports to be filed after the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and (ii) none of such Company SEC Reports that is not a registration statement contained (or, in the case of Company SEC Reports to be filed after the date of this Agreement, will contain) any untrue statement of a material fact or omitted (or, in the case of SEC Reports to be filed after the date of this Agreement, will omit) to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Report filed subsequent to the date of this Agreement and prior to the consummation of the Offer will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As of the date of this Agreement, there are no outstanding or unresolved material comments received from the SEC Staff with respect to the Company SEC Reports.

(b) The consolidated balance sheets and the related statements of operations, statements of comprehensive income, statements of shareholders’ equity and statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained or to be contained in the Company SEC Reports complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present or will present fairly in all material respects the consolidated financial position and the results of operations and cash flows of the Company and the Company Subsidiaries of the dates or for the periods presented therein (subject, in the case of unaudited statements, to year end adjustments). Except (i) as disclosed in the Company Financial Statements as of and for the period ended June 30, 2012 or included in the Company SEC

Reports filed or furnished after that date and prior to the date of this Agreement, (ii) for liabilities arising out of or in connection with the Transactions and (iii) for liabilities incurred in the Ordinary Course of Business since June 30, 2012, the Company does not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Each required form, report and document containing financial statements that has been filed with or submitted to the SEC, to the extent required, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(d) The Company has (i) disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to the Company is made known to its principal executive officer and principal financial officer, (ii) internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (iii) evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation and (iv) to the extent required by applicable Law, disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has affected, or is reasonably likely to affect, the Company’s internal control over financial reporting.

Section 3.6. Absence of Material Adverse Changes, etc. Since June 30, 2012, there has not been or occurred any event, change, occurrence or development of a state of facts that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect. From June 30, 2012 until the date of this Agreement, except as contemplated hereby, (a) the business of the Company has been conducted in the Ordinary Course of Business and (b) there has not been any action or event that would have required the consent of Parent under Section 5.1(b) of this Agreement (other than paragraphs (b)(vii) and (b)(xiii) of Section 5.1) had such action or event occurred after the date of this Agreement.

Section 3.7. Litigation. Section 3.7 of the Company Disclosure Letter lists, as of the date of this Agreement, all suits, complaints filed under seal, actions, charges or legal, administrative, arbitration or other proceedings or governmental or regulatory audits or investigations that are pending or, to the Knowledge of the Company, threatened, in each case as of the date hereof, to which the Company or any Company Subsidiary is a party, including those before any Governmental Authority, that, if decided adversely to the Company, would reasonably be likely to have a Company Material Adverse Effect. There are no Judgments outstanding (or, to the Knowledge of the Company, threatened to be imposed) against the Company or any Company Subsidiary, except for any such Judgments that, individually or in the aggregate, are material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.8. Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s shareholders in connection with the Offer (the “Company Disclosure Documents”), including the Schedule 14D-9, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. Any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Company Disclosure Documents based on information supplied by Parent or any Affiliate thereof in writing for inclusion or incorporation by reference in the Company Disclosure Documents.

(b) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents, on the date the Offer Documents are first published, sent or given to holders of Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading.

Section 3.9. Broker’s or Finder’s Fees. Except as disclosed in Section 3.9 of the Company Disclosure Letter, no agent, broker, investment banker, or similar Person or firm acting on behalf of the Company or under the Company’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from the Company in connection with any of the Transactions.

Section 3.10. Employee Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans of the Company and each Company Subsidiary. For purposes of this Agreement, Employee Benefit Plan of the Company and each Company Subsidiary means any material: (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (iii) bonus or incentive, stock option, equity incentive, restricted stock, stock bonus, change-of-control, severance, deferred bonus or salary reduction plan, program or agreement, which is sponsored, maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any material liability, contingent or otherwise.

(b) With respect to each Employee Benefit Plan, the Company has made available to Parent or its designee a complete and accurate copy, to the extent applicable, of (i) such Employee Benefit Plan, (ii) for the most recent year (A) Forms 5500 and attached schedules, (B) financial statements, and (C) actuarial valuation reports, (iii) each trust or funding agreement, insurance policies, group annuity contract and summary plan description and any material modifications thereto, if any, (iv) the most recent determination letter (or, if applicable, advisory or opinion letter) from the IRS and (v) for the last three years, all material correspondence with the IRS, the United States Department of Labor (the “DOL”), the Pension Benefit Guaranty Corporation (the “PBGC”), the SEC and any other Governmental Authority regarding the operation or the administration of any Employee Benefit Plan.

(c) Each Employee Benefit Plan has been administered, to the Company’s Knowledge, in all respects (i) in accordance with ERISA, the Code and all other applicable Laws and (ii) in accordance with the relevant Employee Benefit Plan’s terms.

(d) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination, opinion or advisory letter from the IRS (on which company has reliance) to the effect that such Employee Benefit Plan is qualified and the plan and trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, the Company has not as of the date of this Agreement received any written notice that any such determination or opinion letter has been revoked and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan or which would cause the Company to lose reliance on such letter.

(e) The Company has not (i) within the last six (6) years ever sponsored, maintained contributed to or had any liability in respect of a defined benefit pension plan (as defined in Section 3(35) of ERISA or other applicable Laws) or plan subject to Section 412 of the Code or Title IV of ERISA or (ii) at any time sponsored or contributed to, or had any liability in respect of, a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA or other applicable Laws).

(f) The consummation of the Transactions will not result (either alone or in combination with any other event) in: (i) any payment of, or material increase in, any material remuneration or benefits to any current or former director or employee of the Company or any Company Subsidiary; (ii) any cancellation of Indebtedness owed to the Company or any Company subsidiary by any director or employee of the Company or any Company Subsidiary; (iii) except as contemplated by this Agreement, the acceleration of the vesting, funding or time of any payment or benefit to any current or former director or employee of the Company or any Company Subsidiary; or (iv) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement.

(g) Neither the Company nor any Company Subsidiary has incurred any current or projected material liability in respect of post-employment health, medical or life insurance benefits or other welfare type benefits for any current or former directors, officers or employees (or any spouse or other dependent thereof) of the Company, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), or other applicable Laws.

(h) With respect to any Employee Benefit Plan, (i) no actions, liens, lawsuits, claims or complaints (other than routine claims for benefits) that are material to the Company and the Company Subsidiaries, taken as a whole, are pending or, to the Company’s Knowledge, threatened, against the Company or any Company Subsidiary (ii) no written notice has been received from the PBGC in respect of any Employee Benefit Plan concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the Transactions, and (iii) no administrative investigation or audit by the DOL, the PBGC, the IRS or any other governmental agency is pending, in progress or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary.

(i) All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Employee Benefit Plan, or in accordance with applicable Law, as of the date of this Agreement have been made or reflected on the Company’s consolidated financial statements to the extent required by GAAP, and all contributions or premium payments for any period ending on or prior to the Acceptance Time which are not yet due will, on or prior to the Acceptance Time, have been paid or accrued on the Company’s consolidated financial statements in accordance with GAAP.

(j) Section 3.10(a) of the Company Disclosure Letter lists each agreement, contract, plan or other arrangement, whether or not written and whether or not an Employee Benefit Plan to which Company or any Company Subsidiary is a party that is a nonqualified deferred compensation plan subject to Code Section 409A. To the Company’s Knowledge, each such Employee Benefit Plan complies with or satisfies an exemption from Code Section 409A.

Section 3.11. Employment Matters. Neither the Company nor any Company Subsidiary is not the subject of any proceeding asserting that the Company or any Company Subsidiary has committed an unfair labor practice or that is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, would reasonably be likely to be material to the Company and the Company Subsidiaries, taken as a whole. There are no pending or, to the Company’s Knowledge, threatened labor strikes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of the Company Subsidiaries that, individually or in the aggregate, would reasonably be likely to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is party to, nor is the Company or any Company Subsidiary currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any labor union or organization. No labor organization or group of employees of the Company or any Company Subsidiary has since January 1, 2009 and the date of this Agreement made a demand for representation or certification to the Company or any Company Subsidiary and to the Company’s Knowledge, there are no representation or certification proceedings or petitions seeking a representation pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority in any jurisdiction as of the date of this Agreement.

Section 3.12. Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed, and all such Tax Returns were, upon the filing thereof, correct and complete in all material respects.

(b) The Company and each Company Subsidiary has fully and timely paid all material Taxes owed by it, except Taxes being contested in good faith, and has made adequate provision for any material Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

(c) The Company or any Company Subsidiary has made available to Parent or its designee correct and complete copies of all material Tax Returns for the past three taxable periods.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, material Taxes due from the Company or any Company Subsidiary for any taxable period and no request for any such waiver or extension is pending as of the date of this Agreement.

(e) As of the date of this Agreement, no audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Company or any Company Subsidiary, threatened with respect to any material Taxes due from or with respect to the Company or any Company Subsidiary. Since January 1, 2009 and through the date of this Agreement, no written claim has been made against the Company or any Company Subsidiary by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction or is or may be required to file Tax Returns therein, other than any such claim that has been resolved on prior to the date of this Agreement.

(f) There are no Liens for Taxes upon the assets or properties of the Company or any Company Subsidiary, except for statutory Liens for current Taxes not yet due or Liens in respect of Taxes in amounts that are not material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is party to any Contract relating to the sharing or allocation (collectively, “Tax Sharing Agreements”) nor has any liability for Taxes of any Person under Treasury Regulation § 1.1502 6, or any similar state, local or foreign Tax law, as a transferee or successor, or otherwise.

(g) Except for any failures that, individually or in the aggregate, are not material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has withheld from its employees, independent contractors, creditors, and third parties, and timely paid to the appropriate taxing authority, accurate amounts for all periods ending on or before the date of this Agreement in compliance with all Tax withholding and remitting provisions of applicable Laws. The Company and each Company Subsidiary has complied in all material respects with all Tax information reporting provisions under applicable Laws.

(h) Neither the Company nor any Company Subsidiary has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and the Company or any Company Subsidiary is not subject to any private letter ruling of the IRS or comparable ruling of any other taxing authority.

(i) None of the income recognized for federal, state, local, foreign or other income tax purposes by the Company or any Company Subsidiary, beginning on January 1, 2012 and ending on the Closing Date, will (i) be derived other than in the Ordinary Course of Business, or (ii) arise from transactions of a type not reflected in the relevant Tax Returns of the Company or any Company Subsidiary for the last taxable period ending December 31, 2011.

(j) No payment which has been made or will be made (pursuant to the Transactions or otherwise) by the Company or any Company Subsidiary, will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) Neither the Company nor any Company Subsidiary has (i) engaged in a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4), (ii) participated in or cooperated with any international boycott, within the meaning of Section 999 of the Code, (iii) disposed of any property which has been accounted for tax purposes under the installment method, or (iv) issued or assumed any corporate acquisition indebtedness, within the meaning of Section 279(b) of the Code, or any obligation described in Section 279 (a) (2) of the Code.

(l) As of the Closing Date, neither the Company nor any Company Subsidiary will have sustained an “overall foreign loss” within the meaning of Section 904(f) of the Code.

(m) Neither the Company nor any Company Subsidiary is a party to any interest rate swap, currency swap or similar transaction.

(n) As of the Closing Date neither the Company nor any Company Subsidiary will have any “non-recaptured net Section 1231 losses,” within the meaning of Section 1231(c) of the Code.

Section 3.13. Environmental Matters.

(a) The Company and each Company Subsidiary is in compliance with all applicable Environmental Laws, except for failures to comply that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. There are no present, and since January 1, 2009 there are no known past, conditions, events, circumstances, facts, activities, practices, incidents, or actions:

(1) that have required or, to the Knowledge of the Company, would reasonably be likely to require under applicable Environmental Laws that the Company or any Company Subsidiary incur any cleanup, remediation, removal or other response costs (including the cost of coming into compliance with applicable Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies required under applicable Environmental Laws), losses, liabilities, payments, damages (including any actual, punitive or consequential damages (A) under any applicable Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, Judgments or amounts paid in settlement, in each case arising out of or relating to any Environmental Matters (collectively, “Environmental Costs”), which, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect; or

(2) that have formed or, would reasonably be likely to form the basis under applicable Environmental Laws of any legal actions, claims, demands, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal or administrative proceedings against or involving the Company or any Company Subsidiary arising out of or relating to any Environmental Matters and which, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect.

(b) As of the date of this Agreement neither the Company nor any Company Subsidiary has received any written notice or other written communication that has not been resolved: (i) that it is or has been alleged to be a potentially responsible Person or otherwise liable under applicable Environmental Laws for material damages or penalties in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by it to comply with applicable Environmental Laws or the requirements of any Permits required pursuant to applicable Environmental Laws, if as a result of such non-compliance the Company or any of the Company Subsidiaries has incurred or is reasonably likely to incur liabilities that are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; or (iii) that it is requested or required by any Governmental Authority under applicable Environmental Laws to perform, or to pay the costs of, any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matters which would be reasonably be likely to have a Company Material Adverse Effect, if performed.

(c) The representations and warranties contained in this Section 3.13 shall serve as the sole and exclusive representations and warranties of the Company and each Company Subsidiary relating to Environmental Matters.

Section 3.14. Compliance With Laws.

(a) The Company and each Company Subsidiary is in compliance, and since January 1, 2009 has been in compliance, in all material respects with all applicable Laws with respect to the conduct of its business, or the ownership or operation of its properties or assets.

(b) The Company and each Company Subsidiary and each of their respective executive officers (in such Person’s capacity as such) possesses all licenses, registrations, permits, approvals, authorizations and accreditations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case as is material to the ownership, use, occupancy or operation of all Company or Company Subsidiary facilities and the lawful conduct of its business as conducted as of the date hereof (collectively, “Registrations). The Company, each Company Subsidiary and each executive officer thereof is in compliance in all material respects with their respective Registrations.

(c) Since January 1, 2009, as to each Company or Company Subsidiary product for which a new drug application (“NDA”) has been or is required to be approved by the FDA, the Company has submitted or will submit all necessary information in connection with the filing of each NDA with the FDA and none of the Company, its products covered by such an application, or products which would be covered by such an application if approved, has failed to comply in any material respect with all applicable provisions of the Federal Food, Drug and Cosmetic Act, 21. U.S.C. § 301 et seq., (the “FDCA”), the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., the implementing regulations of each codified at Title 21, Code of Federal Regulations, any analogous applicable Laws of any applicable jurisdiction, and all terms and conditions of any pending or approved application (collectively, “Drug Regulatory Laws”).

(d) The Company has submitted or will submit all necessary information in connection with the filing of each Investigational New Drug Application (“IND”) with the FDA, and to the Knowledge of the Company or any Company Subsidiary, since January 1, 2009, none of the research, development, testing, manufacturing, processing, handling, packaging, labeling, storage, advertising, promotion, marketing, sale and distribution of the Company products has failed to comply in any material respect with the INDs and the NDAs and all applicable Drug Regulatory Laws.

(e) The Company has made available to Parent or its designee complete and correct copies of all material correspondence received by the Company or any Company Subsidiary from January 1, 2009 until the date hereof from any Governmental Authority that indicates lack of compliance, in any material respect, with Drug Regulatory Laws by the Company or any Company Subsidiary. As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice that the FDA or other Governmental Authority has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Company or any Company Subsidiary product, or commenced or threatened to initiate any action to suspend or enjoin manufacturing, production, sale, distribution, import, or export at any Company or any Company Subsidiary location, other than any of the foregoing that has been resolved prior to the date hereof. As of the date hereof, neither the Company or any Company Subsidiary nor any facility at which any Company or any Company Subsidiary product is or has been produced, manufactured or stored has any unremediated or open notice of inspectional findings from any Governmental Authority, in each case that are, individually or in the aggregate, reasonably likely to be material to the Company and the Company Subsidiaries, taken as a whole.

(f) To the Knowledge of the Company, since January 1, 2009, neither the Company nor any Company Subsidiary or any of their executive officers, have engaged in any conduct that is prohibited under, or fails to comply with the requirements of, any Law relating to healthcare regulatory matters, including (collectively, “Healthcare Regulatory Laws”): (i) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes;” (ii) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute;” (iii) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act;” (iv) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996” or “HIPAA;” (v) any state Board of Pharmacy Law; (vi) any federal, state or local Law that regulates either the manufacturing, promotion or distribution of products, including, the Drug Regulatory Laws; (vii)

any state law regulating the interactions with health care professionals and reporting thereof; or (viii) any federal, state or local statute or regulation relevant to false statements or claims including, except for any such failures to comply with Healthcare Regulatory Laws that, individually or in the aggregate, would not reasonably be likely to be material to the Company and the Company Subsidiaries, taken as a whole.

(g) To the Knowledge of the Company, neither the Company nor any Company Subsidiary has, and no officer, director, employee or agent of the Company or any Company Subsidiary, has made a fraudulent statement, including, but not limited to certification, to the FDA or any other Governmental Authority or agent thereof, failed to disclose a material fact required to be disclosed to the FDA or any other regulatory body of a Governmental Authority or agent thereof, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to require the FDA or any other Governmental Authority or agent thereof, to cause the Company or any Company Subsidiary to withdraw any product from the marketplace, to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991), or to initiate any other legal action relating to fraud, false claims, or false statements.

(h) The Company and each Company Subsidiary is in compliance, in all material respects, with all applicable security and privacy standards regarding protected health and employee information, or any applicable local, state, provincial or federal privacy Laws.

Section 3.15. Intellectual Property.

(a) The Company and each Company Subsidiary owns, or licenses, sublicenses or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary to conduct their respective business as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), except where the failure to own or otherwise possess such legally enforceable rights, individually or in the aggregate is not reasonably likely to be material to the Company and the Company Subsidiaries, taken as a whole. For purposes of this Agreement, the term “Intellectual Property” means any of the following (i) patents, trademarks, service marks, trade names, trade dress, copyright, domain names, designs (including industrial designs) and trade secrets, (ii) applications for and registrations of patents (including divisions, continuations, continuations-in-part and renewals), trademarks, service marks, trade names, trade dress, domain names, copyrights and designs (including industrial designs), (iii) inventions (whether patentable or not), discoveries, processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) Section 3.15 of the Company Disclosure Letter sets forth a true, complete and accurate list, as of the date hereof, of all Company Registered Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, including the jurisdictions in which each such asset has been issued or registered or in which any application for such issuance and registration has been filed. The Company or any Company subsidiary owns, free and clear of any and all Liens, all of the Company Registered Intellectual Property purported to be owned by the Company or any Company Subsidiary, except for any such failure to so own such Company Intellectual Property that, individually or in the aggregate, would not reasonably be likely to be material to the Company and the Company Subsidiaries, taken as a whole. For purposes of this Agreement, the term “Company Registered Intellectual Property” means all applications for and registrations for any patents (including divisions, continuations, continuations-in-part and renewals), trademarks, service marks, trade names, trade dress, domain names, copyrights and designs (including industrial designs), in each case owned by or registered to the Company or any Company Subsidiary.

(c) To the Company’s Knowledge, the conduct of the business of the Company and each Company Subsidiary, as currently conducted does not infringe, violate or constitute a misappropriation of any valid Intellectual Property of any Third Party, except for such infringements, violations and misappropriations that, individually or in the aggregate, would not reasonably be likely to be material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2009 through the date of this Agreement, neither the Company nor any Company Subsidiary has received any written claim or written notice from any Person that remains unresolved as of the date of this Agreement (i) alleging that any Company Intellectual Property infringes, violates or misappropriates any Intellectual Property rights of any third party, or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability or non-infringement of any Company Intellectual Property.

(d) To the Company’s Knowledge, (i) none of the material Company Registered Intellectual Property has expired, been held invalid, cancelled or abandoned, and (ii) all maintenance and renewal fees necessary to preserve the material rights of the Company and each Company Subsidiary in connection with such material Company Registered Intellectual Property have been paid.

(e) The Company has taken commercially reasonable steps to maintain the confidentiality of the Company Intellectual Property that is of a nature that the Company and each Company Subsidiary intends to keep confidential and that is material to the Company and the Company Subsidiaries, taken as a whole.

(f) To the Company’s Knowledge, no Third Party is infringing, violating, diluting or misappropriating, in any material respect, any of the Company Intellectual Property.

Section 3.16. Opinion of Financial Advisor. The Company Board has received the opinion of Leerink Swann LLC (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by holders of shares of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders of shares of Company Common Stock (other than Parent, Merger Sub or their respective Affiliates). The Company will make available to Parent or its designee a true and complete copy of such opinion for informational purposes only, promptly after the receipt of the written version thereof by the Company. The Company has obtained the authorization of the Company Financial Advisor to include a copy of such opinion in the Schedule 14D-9 and, if applicable, the Proxy Statement or in any information statement that may be sent to Company shareholders in lieu of a Proxy Statement in connection with the Merger.

Section 3.17. Insurance. Section 3.17 of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of all insurance policies (including information on the scope and amount of the coverage provided thereunder) maintained by the Company or any Company Subsidiary and material to the business of the Company and the Company Subsidiaries taken as a whole. As of the date of this Agreement, (a) all such policies are in full force and effect, (b) all material premiums due and payable thereunder have been paid and (c) no written notice of cancellation, termination or nonrenewal has been received by the Company or any Company Subsidiary with respect to any of such policies. Neither the Company nor any Company Subsidiary is, to the Company’s Knowledge, in material breach or default and has not taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies.

Section 3.18. Material Contracts.

(a) The Company has made available to Parent or its designee a complete and correct copy of each Company Material Contract in effect as of the date of this Agreement, each of which is listed in Section 3.18(a) of the Company Disclosure Letter or listed as an exhibit to the Company SEC Reports filed prior to the date hereof. As used in this Agreement, “Company Material Contract” means the Leases and each of the following Contracts to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound: (i) any Contract, or group or series of related Contracts (other than purchase orders) pursuant to which the Company or any Company Subsidiary spent or received, or is reasonably likely to spend or receive, in the aggregate, more than $250,000 during 2011 or thereafter; (ii) any Contract that relates to any (x) Intellectual Property that is licensed by a Third Party to the Company or any Company Subsidiary or (y) Company Registered Intellectual Property that is licensed by the Company or any Company Subsidiary to any Third Party, in the case of clauses (x) and (y), that is material to the Company and the Company Subsidiaries, taken as a whole; (iii) any Contract that is between the Company or any Company Subsidiary and (x) any director or executive officer of the Company or any Company Subsidiary, or (y) any Affiliate of any such Person identified in the preceding clause (x); (iv) any Contract that is a loan or credit agreement, mortgage, promissory note, indenture or other Contract evidencing Indebtedness of the Company or any Company Subsidiary; (v) any non-competition or other Contract that prohibits or otherwise restricts, in any material respect, the Company or any Company Subsidiary from freely engaging in business material to the Company and the Company Subsidiaries, taken as a whole, anywhere in the world; (vi) any Contract that is material to the Company and the Company Subsidiaries, taken as a whole, and that contains any so called “most favored nation” provision or similar provisions requiring the Company or any Company Subsidiary to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons; (vii) any Contract that includes a guarantee of the obligations of any Person that is not the Company or any Company Subsidiary and that is material to the Company and the Company Subsidiaries, taken as a whole; (viii) any Contract (other than the Stock Plan or a Contract entered into pursuant to the terms thereof) that contains a put, call or similar right pursuant to which the Company or any Company Subsidiary would be required to purchase or sell, as applicable, any equity interests of any Person; and (ix) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) Each Company Material Contract is valid, binding and enforceable on the Company or the applicable Company Subsidiary, and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, and is in full force and effect in all material respects, except to the extent it has previously expired in accordance with its terms. Neither the Company nor any Company Subsidiary has, and to the Company’s Knowledge, no other party to any Company Material Contract has, violated any material provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the material provisions of such Company Material Contract, and neither the Company nor any Company Subsidiary has received any written notice that it has breached, violated or defaulted, in any material respect, under any Company Material Contract.

Section 3.19. Real Property.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list of all leases, subleases, licenses and other similar agreements under which the Company or any Company Subsidiary uses or otherwise occupies any real property or interests in real property which is material to the conduct of business of the Company and the Company Subsidiaries, taken as a whole (and together with all amendments, modifications, and supplements thereto, individually, a “Lease” and collectively, the “Leases,” and the real property subject thereto, the “Leased Real Property”). Neither the Company nor any Company Subsidiary has leased or otherwise granted to any Person any right to occupy or possess any part of the Leased Real Property. The Company has delivered or made available to Parent or its designee correct and complete copies of the Leases in effect as of the date hereof. The use by Company or any Company Subsidiary of each Leased Real Property is permissible under the terms of the applicable Lease.

(b) The Company and each Company Subsidiary has valid leasehold or sublease interests or other comparable contract rights in or relating to the Leased Real Property free and clear of all Liens, title defects, encroachments and other survey defects, except for recorded easements, restrictive covenants, Liens arising under the terms of the applicable Lease and other encumbrances that do not materially detract from the value or use of such Leased Real Property (collectively, the “Permitted Encumbrances”).

(c) All of the Leased Real Property has such access to, and such use of, gas, electricity and other utility services, as are necessary in the conduct of the business of the Company or the applicable Company Subsidiary as presently conducted, directly or through a valid easement or right of way which is leased or owned by the Company or the applicable Company Subsidiary free and clear of all Liens other than Permitted Encumbrances, except where the failure to have any such access, individually or in the aggregate, would not reasonably be likely to be material to the operations conducted at such Leased Real Property.

(d) All buildings, structures, fixtures, building systems and equipment included in the Leased Real Property (the “Structures”) are in good condition and repair and sufficient for the operation of the business of the Company or the applicable Company Subsidiary as presently conducted, except where the failure of the foregoing to be true and correct, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

(e) Except pursuant to and in accordance with the terms of the Leases and this Agreement, neither the Company nor any Company Subsidiary is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Leased Real Property or any portion thereof to any Person, except for such options, rights of first refusal or other contractual right to sell, dispose of or lease any of the Leased Real Property or any portion thereof. As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property other than the Leased Real Property or interest therein.

(f) As of the date hereof, neither the Company nor any Company Subsidiary has received any written notices regarding any pending, threatened or contemplated condemnation proceeding affecting the Leased Real Property or any part thereof or of any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation or other matters materially affecting and impairing the current use, occupancy, or value thereof.

Section 3.20. Antitakeover Statute. The Company has taken all actions so that the restrictions contained in Section 14A of the NJBCA applicable to a “business combination” with “interested shareholders” (as defined in Section 14A:10A-3 of the NJBCA) or any other similar Law will not apply to (a) Parent in connection with the execution and delivery of this Agreement and (b) the consummation of the Merger and the Transactions contemplated by this Agreement. No anti-takeover provision contained in the Company Charter Documents is applicable to the Merger and no anti-takeover provision, whether in a Law, agreement or otherwise is, or would be, applicable to this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.21. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or its business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1. Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite corporate power and authority and possesses all licenses, franchises, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such licenses, franchises, permits, authorizations and approvals, the lack of which, individually or in the aggregate, would not reasonably be likely to have a Parent Material Adverse Effect.

Section 4.2. Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.3. Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and, subject to the adoption of this Agreement by Parent as the sole shareholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement, no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock of Parent) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The respective Board of Directors of each of Parent and Merger Sub has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of each such board, and not subsequently rescinded or modified in any way, approved and declared the advisability of this Agreement, the Offer, the Merger and the Transactions.

(c) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance or consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of or conflict with the certificate of incorporation, bylaws or other charter documents of Parent or Merger Sub or their respective Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub or their respective Subsidiaries under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub or their respective Subsidiaries is a party or by which Parent or Merger

Sub or their respective Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(d) below, violate any Judgment or Law applicable to Parent or Merger Sub or their respective Subsidiaries or any of their respective properties or assets other than any such event or events described in items (ii) or (iii) that, individually or in the aggregate, have not had and would not reasonably be likely to have a Parent Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) the filing of the Certificate of Merger with the Department of Treasury of the State of New Jersey and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with the HSR Act and any applicable foreign Antitrust Laws, (iii) the filing with the SEC of the Offer Documents and such reports under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of The NASDAQ Stock Market LLC, (v) compliance with the “blue sky” laws of various states, and (vi) such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, would not reasonably be likely to have a Parent Material Adverse Effect.

Section 4.4. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement (if any) will, at the date it is first mailed to the holders of Shares or at the time of the Company Shareholders Meeting (if such a meeting is held), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

Section 4.5. Availability of Funds. Parent and Merger Sub, collectively, have available to them and will have available to them through the expiration of the Offer and the Effective Time, cash and cash equivalents sufficient to pay for all of the Shares pursuant to the Offer and to consummate the Merger and the Transactions and to otherwise satisfy all of Parent’s, the Surviving Corporation’s and Merger Sub’s obligations under this Agreement.

Section 4.6. Broker’s or Finder’s Fees. No agent, broker, investment banker, or similar Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.7. Ownership of Company Common Stock; Interested Shareholder. Parent is not and has not been at anytime an “interested shareholder” (as such term is defined in Section 14A:10A-3 of the NJBCA) of the Company. Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any Shares.

Section 4.8. Absence of Litigation. There are no suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental or regulatory investigations pending or, to the Knowledge of Parent, threatened, to which Parent or Merger Sub or their respective Subsidiaries is a party, or, to the Knowledge of Parent, that materially affects the assets of Parent or Merger Sub or their respective Subsidiaries, except, individually or in the aggregate, as have not had and would not reasonably be likely to have a Parent Material Adverse Effect. None of Parent or its Subsidiaries is subject to any Judgments that, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect.

Section 4.9. Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any Affiliate of Parent, on the one hand, and any member of the Company Board or officers or employees of the Company, on the other hand.

Section 4.10. No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or its business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its respective shareholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective shareholders, directors, officers, employees, Affiliates or Representatives, or the use by Parent, Merger Sub or their respective shareholders, directors, officers, employees, Affiliates or Representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective shareholders, directors, officers, employees, Affiliates or Representatives in anticipation or contemplation of any of the transactions contemplated by this Agreement.

Section 4.11. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, with respect thereto.

ARTICLE 5.

CONDUCT OF BUSINESS

Section 5.1. Conduct of Business by the Company Pending the Acceptance Time. The Company covenants and agrees that during the period commencing on the date of this Agreement and ending at the Acceptance Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), unless in the case of each of Section 5.1(a) and Section 5.1(b) below, (1) as set forth on Section 5.1 of the Company Disclosure Letter, (2) Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (3) such action is required by applicable Law, or (4) such action is expressly permitted or required pursuant to this Agreement:

(a) The Company shall use its commercially reasonable efforts to (i) conduct its business and cause Company Subsidiaries to conduct their business in the Ordinary Course of Business and (ii) maintain and preserve intact the material aspects of their respective business organizations, to maintain their respective beneficial business relationships with material suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them, and to retain the services of their respective present key officers and key employees.

(b) Without limiting the generality of the foregoing Section 5.1(a), but subject to the limitations and qualifications set forth in the introduction to this Section 5.1, neither the Company nor any Company Subsidiary shall do any of the following:

(i) other than in Ordinary Course of Business, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses that are material to the Company;

(ii) sell, lease or otherwise transfer, or voluntarily create or incur or voluntarily suffer to exist any Lien (other than Permitted Encumbrances) on, any of the Company’s or any Company Subsidiary’s assets, properties or businesses that are material to the Company and the Company Subsidiaries, taken as a whole, except (A) in the Ordinary Course of Business, (B) pursuant to written Company Material Contracts in force on the date of this Agreement or entered into in the Ordinary Course of Business after the date of this Agreement or (C) dispositions of obsolete or worthless assets;

(iii) amend or publicly propose to amend its certificate of incorporation or bylaws;

(iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v) purchase, redeem or otherwise acquire, or authorize or agree to purchase, redeem or otherwise acquire, any shares of its capital stock or any options, warrants or rights to acquire any such capital stock, other than (A) from holders of Options or Warrants in full or partial payment of the exercise price, (B) in connection with the withholding of Taxes payable by any holder of Options or Restricted Shares or upon the exercise, settlement or vesting thereof, in each case to the extent required or permitted under the terms of such Options, Restricted Shares or the Stock Plan, or (C) from former employees, directors and consultants in accordance with any Contract or Employee Benefit Plan providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company;

(vi) split, combine, subdivide or reclassify its outstanding securities;

(vii) except as permitted by clause (ix) below or for Shares issuable upon or pursuant to, as applicable (A) the exercise or conversion of Options or Warrants outstanding on the date of this Agreement or (B) the exercise of the Top-Up Option, issue, sell, grant or otherwise dispose of or authorize, publicly propose or agree to the issuance, sale, grant or other disposition by the Company or any Company Subsidiary of, any shares of, or any options, warrants, calls, commitments or rights providing for the issuance, sale, grant or disposition of any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any voting securities or equity interests or any other equity securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of this Agreement;

(viii) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any material Indebtedness (excluding clauses (iv) and (v) of the definition of Indebtedness) or assume, guarantee or endorse, or otherwise become responsible for, any such Indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary , enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than short term borrowings in the Ordinary Course of Business that can be prepaid without premium or penalty);

(ix) except as required by agreements, plans or arrangements in effect and existing on the date hereof, (A) grant or increase any severance or termination pay to any current or former director, employee, agent or consultant of the Company or any Company Subsidiary, except in the Ordinary Course of Business in the case of employees, agents or consultants (who are natural persons) who are not directors or executive officers of the Company or any Company Subsidiary, (B) execute any employment, consultancy, severance, termination, compensation or other similar agreement (or any amendment to any such existing agreement) with any employee, agent or consultant of the Company or any Company Subsidiary except in the Ordinary Course of Business and that is terminable upon 30 days’ notice or less without either penalty or a termination payment, (C) execute any material employment, consultancy, severance, termination, compensation or other similar agreement (or any material amendment to any such existing agreement) with any director or officer of the Company, (D) increase in any material respect the benefits payable beyond the level of any existing severance or termination pay practices or employment agreements, (E)(1) increase in any material respect the compensation, bonus or other benefits of any current or former director, employee, agent or consultant of the Company or any Company Subsidiary or (2) increase the compensation, bonus or other benefits of any current or former director, employee, agent or consultant of the Company or any Company Subsidiary except in the Ordinary Course of Business in the case of employees, agents or consultants (who are natural persons) who are not directors or executive officers of the Company or any Company Subsidiary, (F) adopt or establish any new employee benefit plan or amend in any material respect any existing Employee Benefit Plan except as otherwise provided herein, (G) provide for the grant of Options or Restricted Shares or any other equity-based compensation awards, (H) enter into any collective bargaining agreement or similar labor agreement; or (I) enter into any retention bonus agreement (or any similar agreement) with any Person;

(x) except as required by GAAP or applicable Law, make, change or rescind any material Tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, or enter into any material closing agreement;

(xi) settle or compromise any material litigation or other material legal proceedings, other than any settlement or compromise arising in connection with the Transactions or involving only the payment of money where the amount paid or to be paid by the Company or any Company Subsidiary (A) is covered by insurance coverage maintained by the Company or any Company Subsidiary, (B) is less than or equal to the amount reserved therefor or reflected on the balance sheet included in the Company Financial Statements, (C) is less than or equal to $50,000 individually or $250,000 in the aggregate, or (D) is comprised of any combination of the foregoing;

(xii) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary from engaging or competing in any line of business or in any geographic area material to the Company and the Company Subsidiaries, taken as a whole;

(xiii) except as required by the Transactions, (A) amend, modify or terminate any Company Material Contract, (B) enter into any Contract with an Affiliate, other than as permitted by the other provisions of this Section 5.1(b), or (C) enter into any other new Contract that, if entered into prior to the date of this Agreement, would constitute a Company Material Contract, except in the Ordinary Course of Business;

(xiv) engage in any material business activity outside of its existing business segments;

(xv) knowingly take any action that would cause any employment compensation, severance or other employee benefit arrangement to which the Company or any Company Subsidiary is a party, or payments made or to be made or benefits granted or to be granted by the Company or any Company Subsidiary according to such an arrangement, to fail to satisfy the requirements of the non-exclusive safe harbor in Rule 14d-10(d)(2) under the Exchange Act; or

(xvi) implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements applicable to U.S. publicly-owned business organizations generally.

(xvii) agree or commit to take any of the actions precluded by Section 5.1(b).

Section 5.2. Conduct of Business by Parent and Merger Sub Pending the Merger. Parent and Merger Sub agree that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), except as required by applicable law, take or cause to be taken any action that would reasonably be likely to materially delay, impair or prevent the consummation of any of the Transactions; provided that nothing in this Section 5.2 shall preclude Parent or Merger Sub from exercising any rights under this Agreement, including the right to terminate this Agreement in accordance with the provisions of Section 8.1.

ARTICLE 6.

ADDITIONAL AGREEMENTS

Section 6.1. Preparation of Proxy Statement; Shareholders Meetings.

(a) After the Acceptance Time and the expiration of any Subsequent Offering Period, if Parent does not then beneficially own sufficient Shares on a Fully Diluted Basis to effect a merger not requiring the approval of the shareholders of the Company pursuant to the NJBCA, the Company shall, as soon as reasonably practicable thereafter, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC and its staff with respect thereto. The Company shall notify Parent as promptly as reasonably practicable of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all material correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and provide reasonable comments on the Proxy Statement, if a Company Shareholders Meeting is required, prior to its being filed with the SEC and shall give Parent and its counsel a reasonable opportunity to review and provide reasonable comments on all amendments and supplements to the Proxy Statement, if a Company Shareholders Meeting is required, and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. If at any time prior to receipt of the Required Company Shareholder Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall use its commercially reasonable efforts to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares as promptly as reasonably practicable after filing the Proxy Statement with the SEC and resolution of any comments thereon from and clearance by the SEC or its staff.

(b) After the Acceptance Time and the expiration of any Subsequent Offering Period, if Parent does not then beneficially own sufficient Shares on a Fully Diluted to effect a merger not requiring the approval of the shareholders of the Company pursuant to the NJBCA, the Company shall, as soon as reasonably practicable thereafter, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of seeking the Required Company Shareholder Vote. The Company Board shall recommend adoption of this Agreement (the “Company Voting Proposal”) by the shareholders of the Company and include such recommendation in the Proxy Statement. Notwithstanding anything to the contrary contained herein, the Company, after consultation with Parent, may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company shareholders.

(c) At the Company Shareholders Meeting, Parent shall cause all Shares purchased pursuant to the Offer and all other Shares beneficially owned by Parent, Merger Sub or any Parent Subsidiary, and shall use its best efforts to cause any Shares beneficially owned by any non-controlled Affiliate of Parent, to be present so as to be counted for quorum purposes and voted in favor of the Company Voting Proposal.

(d) Notwithstanding anything contained in the Agreement to the contrary, if following the Acceptance Time Merger Sub is not obligated to exercise the Top-Up Option and the Company prepares the proxy materials pursuant to Section 6.1(a), or calls the Company Shareholders Meeting pursuant to Section 6.1(b), and Merger Sub thereafter, if permitted by applicable Law, acquires additional Shares, which together with the Shares acquired by Merger Sub in the Offer represent a number of Shares that, if acquired prior to the Acceptance Time would have obligated Merger Sub to exercise the Top-Up Option, and Merger Sub exercises the Top-Up Option and the Company delivers the Top-Up Option Shares pursuant to Section 1.4(c), the Company shall, as applicable, take all steps necessary to terminate and/or withdraw the filings of its proxy materials with respect to the Company Shareholders Meeting and cancel the Company Shareholders Meeting.

Section 6.2. Employee Benefits Matters.

(a) During the period commencing on the date of the Acceptance Time and ending on the first anniversary of the Closing Date, Parent will provide, or cause to be provided, to each Company Employee (i) a base salary or hourly wage rate, and a total annual compensation opportunity, which is at least equal to such Company Employee’s base salary or hourly wage rate and total annual compensation opportunity (including any cash bonuses)

immediately before the Acceptance Time and (ii) the opportunity to participate in employee benefit plans, programs and policies which provide benefits that are at least comparable in the aggregate to the benefits provided to such Company Employee under the Employee Benefit Plans sponsored by the Company immediately before the Acceptance Time (excluding equity based benefit plan programs or policies). For purposes of this Agreement, “Company Employee” means any Person who is an employee of the Company immediately prior to the Acceptance Time.

(b) Parent will grant, or will cause to be granted, full credit to each Company Employee for (i) his or her employment with the Company prior to the Acceptance Time for purposes of satisfying any service requirement to participate in any employee benefit plan, program or policy of Parent or its Subsidiaries (including the Company), vesting in any benefit under any such plan, program or policy and for calculating his or her level of benefits with respect to severance, vacations, personal days off and any other welfare-type benefits (expressly excluding any defined benefit pension plan) where service is a factor in calculating the level of benefits except where such credit would result in a duplication in benefits, and (ii) any payments made by such employee or any of his or her dependents under any Employee Benefit Plan for the plan year for such plan which includes the Acceptance Time for which he or she was eligible to receive credit under such plan towards satisfying any applicable deductibles and annual out-of-pocket expense requirements.

(c) Any employee benefit plan, program or policy of Parent or its Subsidiaries (including the Company) shall not impose any pre-existing conditions, exclusions, waiting periods or “actively at work” requirements with respect to any Company Employee, except to the extent such requirements would have been imposed under the Employee Benefit Plans and have not already been satisfied.

(d) Parent will honor, or cause to be honored, any and all obligations which the Company has at the Acceptance Time under any Employee Benefit Plans (including any employment, bonus or similar agreements between the Company and a Company Employee (excluding any equity based obligations)) to any employee or former employee of the Company or any dependents of any such employee or former employee.

(e) Nothing in this Agreement shall modify or amend any Employee Benefit Plan of the Company or other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” such Employee Benefit Plan of the Company or other agreement, plan, program, or document. Nothing in this Section 6.2 shall obligate Parent to, or cause the Surviving Corporation to employ any Person for any period of time after the Effective Time, and this Section 6.2 shall not be construed to limit the ability of Parent to alter the terms and conditions of, or terminate, the employment of any Person (other than as provided expressly in this Section 6.2). Without limiting the generality of Section 9.7(b), nothing in this Section 6.2 shall be construed as giving any Person (including any Company Employee or dependent or beneficiary thereof) any right, remedy or claim under or in respect of this Section 6.2.

Section 6.3. Antitrust Filings.

(a) The Company, Parent and Merger Sub shall each, as promptly as reasonably practicable after the date of this Agreement (but in no event later than ten (10) Business Days after the date hereof), file or cause to be filed with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) and any comparable non-United States antitrust or competition authority any notifications required to be filed under the HSR Act or comparable foreign Antitrust Laws with respect to the Transactions. Parent and Company shall split the filing fee payable to the FTC in connection with the filing of the notification.

(b) Subject to the terms and conditions set forth in this Agreement, the Company, Parent and Merger Sub shall cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to obtain as promptly as practicable all consents, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any antitrust or competition authority in order to consummate the Transactions. Notwithstanding the foregoing, nothing in this Agreement, including this clause (b), shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, business or interest therein of Parent, or to agree to any changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any such assets, licenses, operations, rights, product lines, business or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving company (any of the foregoing, “Detriments”); provided, however, that Parent’s “reasonable best efforts” obligation shall require Parent to sell, license or otherwise dispose of (or agree to sell, license or otherwise dispose of), businesses or assets of Parent that in the aggregate produced net revenues in an amount not in excess of $25,000,000 for Parent during the 2011 fiscal year calculated in accordance with GAAP, on a basis consistent with the accounting principles used in preparing their respective 2011 audited financial statements as filed with the SEC (provided that (x) in the case of businesses or assets that were acquired during the 2011 fiscal year, the net revenues with respect to the business or assets that were so acquired shall include the net revenues produced by the transferee in the 2011 fiscal year prior to such acquisition, (y) with respect to a product that was introduced in the 2011 fiscal year or the 2012 fiscal year, aggregate produced net revenues for purposes of this calculation shall mean such amounts projected in the most recent regularly prepared budget for the fiscal year following the year in which the product launches and (z) in the case of businesses or assets that were acquired during the 2012 fiscal year, the net revenues with respect to the businesses or assets that were so acquired shall include net revenues for the 2011 calendar year as reflected on the most recent regularly prepared audited financial statements of the transferee, calculated in accordance with GAAP). Notwithstanding the foregoing, however, Parent shall not be required to agree to any such dispositions (and shall be entitled in good faith to contest any threatened or pending litigation or proceeding brought by any Governmental Authority) unless the failure to do so would result in the closing conditions not being met hereunder prior to the earlier of (1) the termination of this Agreement and (2) the Walk Away Date.

Section 6.4. Public Statements. The parties shall issue a joint press release, mutually acceptable to the Company and Parent, promptly upon execution and delivery of this Agreement. Subject to Section 6.8 and until the Board Appointment Date, the Company and Parent shall use commercially reasonable efforts to consult with each other prior to issuing, and to provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions, except as may be required by Law or court process or any listing agreement with or rules of a national securities exchange or trading market or by the request of any Governmental Authority; provided, however, that these restrictions shall not apply to any Company communications regarding (a) a Company Adverse Recommendation Change or (b) the matters referred to in Section 6.8 hereof. In addition, nothing contained herein shall limit the ability of any party to commence litigation or file any pleadings in respect thereof without complying with the terms set forth in this Section 6.4.

Section 6.5. Standard of Efforts. Except as otherwise specified herein (including Section 6.3), each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken (and Parent shall cause Merger Sub to take or cause to be taken), all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the Transactions, including (a) obtaining all consents, approvals, authorizations and actions or nonactions required for the consummation by the parties hereto of the Offer, the Merger and the Transactions (including any required or necessary action to obtain approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority), (b) the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority (c) the obtaining of all necessary consents from third parties to Company Material Contracts and (d) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; provided, however, that in no event shall the Company or Parent be required to pay prior to the Board Appointment Date any fee, penalties or other consideration to any Third Party to obtain any consent or approval required for the consummation of the Offer or the Merger. The Company, Parent and Merger Sub agree that they shall consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all Third Parties and Governmental Authorities.

Section 6.6. Notification of Certain Matters. Except as prohibited by applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions.

Section 6.7. Access to Information; Confidentiality.

(a) Prior to the Board Appointment Time, the Company shall afford, and shall cause the officers, directors and employees of the Company to afford, the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours upon reasonable written notice and in a manner that does not unreasonably disrupt or interfere with business operations, to the Company’s properties, facilities, books and records and other assets as Parent shall reasonably request, and shall promptly furnish Parent and Merger Sub all other information concerning its business, properties and personnel, in each case (A) as Parent through its officers, employees or agents may reasonably request, (B) that are in the possession, custody or control of the Company, and (C) the disclosure of which would not violate any Law, cause to be waived the attorney client privilege, work product doctrine or other applicable privilege, result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality; provided, however, that subject to the Company’s obligations pursuant to Section 6.8, the Company shall have no obligation pursuant to this Section 6.7 regarding any communications, information or other materials regarding either (a) a Takeover Proposal that the Company Board determines in good faith (after consultation with the Company’s outside counsel and financial advisor) constitutes or could reasonably be expected to lead to a Superior Proposal, or (b) a Company Adverse Recommendation Change. Parent, Merger Sub and their respective officers, employees and agents will hold any such information that is non-public in confidence in accordance with the Confidentiality Agreement.

(b) Until the Board Appointment Time, the provisions of the Confidentiality Agreement dated May 11, 2012 between Parent and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms.

Section 6.8. No Solicitation of Transactions.

(a) Except as permitted by this Section 6.8, the Company and each of the Company Subsidiaries shall, and the Company shall use commercially reasonable efforts to cause its or any of the Company Subsidiaries’ Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person or its Representatives conducted heretofore with respect to any Takeover Proposal until such time, if any, as this Agreement is terminated in accordance with its terms. To the extent provided in the terms of the applicable confidentiality agreement between such Person and the Company, the Company shall promptly request that each Person, if any, that has executed a confidentiality agreement within the six-month period prior to the date hereof in connection with its consideration of any Takeover Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such person that contains, reflects or analyzes that information) and that such Person provide a certificate of such return or destruction to the Company.

(b) From the date hereof until the Acceptance Time or the earlier termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall not, and the Company shall use its commercially reasonable efforts to cause its or any of its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit or take any action to knowingly facilitate or knowingly encourage the submission of a Takeover Proposal, (ii) enter into, engage or participate in any discussions or negotiations with any Person concerning a Takeover Proposal or the making of a Takeover Proposal, or (iii) furnish any confidential information relating to the Company or its Subsidiaries to, or otherwise cooperate with, assist, facilitate or encourage any effort, by any Person in connection with a Takeover Proposal or inquiries regarding a Takeover Proposal or the making of a Takeover Proposal. The Company agrees that any violation of the restrictions on the Company set forth in this Section 6.8 by any officer, director, employee or manager of the Company or any of its Company Subsidiaries shall be a breach of this Section by the Company. Notwithstanding the foregoing provisions of this Section 6.8(b), or any other provision of this Agreement, prior to the Acceptance Time, the Company may take the actions set forth in clauses (ii) and (iii) of this Section 6.8(b) to or with any Person that has made a bona fide unsolicited Takeover Proposal if, and only to the extent that: (A) the Company Board, after consulting with the Company’s outside legal and financial advisors, have determined in good faith that such Takeover Proposal constitutes a Superior Proposal or is reasonably expected to result in a Superior Proposal; (B) such Takeover Proposal is not the result of a breach by the Company or its Company Subsidiaries of this Section 6.8; and (C) prior to furnishing such information or engaging in discussions or negotiations, the Company receives from such Person an executed confidentiality agreement (a copy of which shall be provided to Parent) on terms no less favorable to the Company than those contained in the Confidentiality Agreement (provided that the Company shall be permitted to furnish information to Parent as provided in this Section 6.8), as determined by counsel to the Company, and all such information provided or made available to such Person (to the extent that such information has not been previously provided or made available to Parent or is otherwise not publicly available) is provided or made available to Parent (including by posting such information in a virtual data room accessible to Parent), as the case may be, at or promptly following (but in any case within one (1) Business Day) the time it is provided or made available to such other Person; provided, however, that the Company may, without breaching, or being deemed to breach, this Section 6.8, (1) enter into negotiations solely with respect to entering into such confidentiality agreement with a Person who has made a bona fide, unsolicited Takeover Proposal, or (2) contact any Person that has made a Takeover Proposal, which was not made in violation of this Section 6.8, to clarify the terms of such Takeover Proposal.

(c) From the date hereof until the Acceptance Time or the earlier termination of this Agreement in accordance with its terms, the Company shall notify Parent in writing within two (2) Business Days following receipt by the Company of any Takeover Proposal, any inquiry with respect to a Takeover Proposal, or request for access to information or the properties, books or records of the Company or any Company Subsidiary by any Person that informs the Company or such Company Subsidiary that it is considering making, or has made, a Takeover Proposal. The written notice shall include all material terms and conditions of the Takeover Proposal or such inquiry or request (including the identity of the Person making such Takeover Proposal, inquiry or request), and, if in writing, shall include a copy of such Takeover Proposal, inquiry or request. The Company shall keep Parent reasonably apprised of any material modification of or amendment to such Takeover Proposal, inquiry or request and of any developments, discussions and negotiations with respect to such Takeover Proposal, inquiry or request. The Company shall provide Parent as soon as reasonably practicable (but in no event later than two (2) Business Days) after receipt thereof with copies of all correspondence and other written material sent or provided to the Company from any Person in connection with such Takeover Proposal, inquiry or request.

(d) From the date hereof until the Acceptance Time or the earlier termination of this Agreement in accordance with its terms, the Company Board shall not (i) approve or recommend, or fail to recommend rejection of, any Takeover Proposal, (ii) fail to make, withdraw, modify or amend in any manner adverse to Parent or Merger Sub (or publicly propose to withdraw, modify or amend in a manner adverse to Parent or Merger Sub) the Board Recommendation, or otherwise take any action or make any public statement inconsistent with, the Board Recommendation (any of the foregoing in clause (i) of this Section 6.8(d) of this clause (ii), a “Company Adverse Recommendation Change”), or (iii) cause or permit the Company to enter into any letter of intent, agreement in principle, term sheet, acquisition agreement, option agreement or similar agreement with respect to any Takeover Proposal (other than the confidentiality agreement provided for in Section 6.8(b)), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Company Subsidiaries, or (v) take any action to render the restrictions on business combinations set forth in Section 14A of the NJBCA inapplicable to any transaction (other than the Transactions). Notwithstanding the foregoing provisions of this Section 6.8(d), the Company Board may (1) make a Company Adverse Recommendation Change or take the actions described in (iv) or (v) above if the Company Board has concluded in good faith, after consultation with the Company’s outside financial and legal advisors, that failure of the Company Board to effect such Company Adverse Recommendation Change or take such action could be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, or (2) terminate this Agreement pursuant to Section 8.1A(d) if the Company Board, after consulting with the Company’s outside legal and financial advisors, has determined in good faith that such Takeover Proposal constitutes a Superior Proposal or is reasonably expected to result in a Superior Proposal and that the failure to take such action could be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(e) The Company Board shall not make a Company Adverse Recommendation Change or cause the Company to exercise its right to terminate this Agreement pursuant to Section 8.1A(d) unless; (i) the Company promptly (i.e., within one (1) Business Day) after a meeting of the Company Board provides written notice (“Notice of Adverse Recommendation”) advising Parent that the Company Board intends to take any such action and specifying the reasons therefor, including, if applicable, (A) the material terms and conditions of a Superior Proposal, (B) the identity of the Person making such Superior Proposal and (C) the terms and conditions of any proposed agreement relating to such Superior Proposal; (ii) during a period commencing on the date that the Notice of Adverse Recommendation is deemed to be received by Parent in accordance with Section 9.1 and ending at 5:00 p.m., Eastern Time, on the third (3rd) Business Day thereafter (such three Business Day period, the “Notice Period”), the Company supplies all information reasonably requested by Parent, otherwise cooperates and negotiates with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Board Recommendation and not make such Company Adverse Recommendation Change or so that such Takeover Proposal is no longer determined to be a Superior Proposal by the Company Board; (iii) following expiration of the Notice Period, the Company Board, after consultation with the Company’s outside financial and legal advisors, determine in good faith (after taking into account any adjustments to the terms and conditions of this Agreement) that failure of the Company Board to effect such Company Adverse Recommendation Change could be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; and (iv) the Company has paid to Parent the fee described in Section 8.3. Any material modification to the terms and conditions of a Superior Proposal, if any, or a proposed agreement, if any, relating to such Superior Proposal from those described in a Notice of Adverse Recommendation shall require the Company to deliver a new Notice of Adverse Recommendation and shall trigger a new Notice Period commencing on the date that the new Notice of Adverse Recommendation is deemed received by Parent pursuant to Section 9.1.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s shareholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to the Company’s shareholders), or (ii) making any “stop, look and listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s shareholders) if the Company Board has determined in good faith, after consultation with legal counsel, that the failure to do so could reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

Section 6.9. Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to advancement of expenses, indemnification and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date of this Agreement, shall survive the Merger from the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs.

(b) From and after the Acceptance Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless (and advance funds in respect of each of the foregoing) each Indemnified Party against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), Judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any Action or omission occurring or alleged to have occurred whether before or after the Acceptance Time in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of the Company or any entity if such service was at the request or for the benefit of the Company.

(c) Parent shall cause the Surviving Corporation, as of the Effective Time, to cause the individuals who have served as officers and directors of the Company prior to the Effective Time who are then covered by the directors’ and officers’ liability insurance policy currently maintained by the Company (the “D&O Insurance”), to be covered under a directors’ and officers’ liability insurance policy on terms and conditions no less advantageous to such individuals than the Company’s existing directors’ and officers’ liability insurance policy, for a period of not less than six (6) years after the Effective Time, but only to the extent related to actions or omissions of such officers and directors at or prior to the Effective Time (including in respect of this Agreement and the Transactions) in their capacities as such, whether asserted or claimed prior to, at or after the Effective Time; provided, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall procure and maintain for such six (6) year period as much coverage as is available for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the D&O Insurance by causing the Surviving Corporation to obtain a six (6) year “tail” policy on terms and conditions no less advantageous to such former directors or officers than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.9(c). Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a so-called “Reporting Tail Endorsement,” provided that the Company does not pay more than six (6) times the Maximum Amount for such Reporting Tail Endorsement, in which case, provided that Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, Parent shall be relieved from its obligations under this Section 6.9(c).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

(e) The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9). The Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in connection with his or her enforcement of his or her rights provided in this Section 6.9 and if Surviving Corporation is unable, or unwilling as required, to pay, then the Parent shall so pay.

(f) The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by law, charter, statute, bylaw or agreement.

Section 6.10. Section 16 Matters. Prior to the Acceptance Time, the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.7 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act (in accordance with that certain SEC No-Action Letter to Skadden, Arps, Slate, Meagher & Flom LLP, dated January 12, 1999 issued by the SEC regarding such matters).

Section 6.11. Rule 14d-10(d). Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through its Compensation Committee or its independent directors, to the extent required) shall use commercially reasonable efforts to cause each employment compensation, severance and employee benefit agreement, arrangement or understanding entered into by the Company on or after the date of this Agreement with any of its officers, directors or employees pursuant to which consideration is paid to such officers, director or employee to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 6.12. State Takeover Laws. The Company and Parent and their respective Boards of Directors shall (a) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the Transactions and (b) if any state takeover Law or similar Law becomes applicable to this Agreement, the Offer, the Merger, the Top-Up Option or any of the Transactions, use reasonable best efforts to ensure that the Offer, the Merger, the Top-Up Option and the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Offer, the Merger and the Transactions.

Section 6.13. Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Stock Market LLC to enable the de-listing of the common stock of the Surviving Corporation from the NASDAQ Stock Market LLC and the deregistration of such common stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14. Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Board Appointment Date, and (b) prior to the Board Appointment Date, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.15. Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub, the Surviving Corporation and, following the Board Appointment Time, the Company, to perform their respective obligations under this Agreement. Immediately following the execution of this Agreement, Parent shall cause its subsidiary which owns all of the outstanding shares of Merger Sub to execute and deliver, in its capacity as the sole stockholder of Merger Sub, a written consent approving and adopting this Agreement.

ARTICLE 7.

CONDITIONS

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. If required by Law, this Agreement shall have been duly adopted at the Company Shareholder Meeting by the Required Company Shareholder Vote.

(b) No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof; provided, that prior to invoking this Section 7.1(b), each party shall use its reasonable best efforts to have any such Judgment or other legal restraint or prohibition lifted.

(c) Completion of the Offer. Parent or Merger Sub shall have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer.

Section 7.2. Failure of Conditions. Neither Parent nor the Merger Sub may rely on the failure of any condition set forth in Section 7.1 to be satisfied to excuse performance by such party of its obligations hereunder, if such failure was caused by such party’s failure to act in good faith and in compliance with the terms of this Agreement and the Offer.

ARTICLE 8.

TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination. This Agreement may be terminated, and (i) in the case of A. below, the Offer, Merger and Transactions may be abandoned, or (ii) in the case of B. below, notwithstanding any approval by the shareholders of the Company, the Merger and the Transactions may be abandoned, as follows:

A. at any time prior to the Acceptance Time:

(a) by mutual written consent of Parent, Merger Sub and the Company; or

(b) by either the Company or Parent as follows:

(i) if the Acceptance Time shall not have occurred on or before 5:00 p.m. New York City time on August 8, 2013 (the “Walk Away Date”); provided, however, that the right to terminate this Agreement under this Section 8.1A(b)(i) shall not be available to any party if the failure of the Acceptance Time to occur on or before the Walk Away Date was caused by or resulted from the failure of such party (or any Affiliate of such party) to (i) perform in any material respect any covenant or agreement in this Agreement required to be performed by such party (or any Affiliate of such party); or (ii) comply in all respects with the terms of Section 6.3(b) to the extent required of such party thereunder; or

(ii) if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition, in each case making the consummation of the Offer or Merger illegal or permanently restraining, enjoining or otherwise preventing or prohibiting the consummation thereof shall be in effect and shall have become final and nonappealable; provided; however that the right to terminate this Agreement pursuant to this Section 8.1A(b)(ii) shall not be available to any party to this Agreement if the issuance of such Judgment, Law, legal restraint or prohibition was caused by or resulted from the failure of such party (or any Affiliate of such party) to (i) perform in any material respect any covenant or agreement in this Agreement required to be performed by such party (or any Affiliate of such party) or (ii) comply in all respects with the terms of Section 6.3(b) to the extent required of such party thereunder in connection with such Judgment, Law, legal restraint or prohibition.

(c) by Parent, if (A) the Company Board shall have resolved to make a Company Adverse Recommendation Change or there shall have occurred a Company Adverse Recommendation Change or at any time after receipt or public announcement of a Takeover Proposal, the Company Board shall have failed to reaffirm the Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Parent, provided that any such termination by Parent must occur within five (5) Business Days of a Company Adverse Recommendation Change, the receipt by Parent of notice from Company of such resolution or such failure to reaffirm, as the case may be, or (B) there shall have been an intentional and material breach of Section 6.8.

(d) by the Company, if both of the following conditions are satisfied: (A) the Company Board concurrently with such termination approves and enters into a definitive agreement with respect to a Superior Proposal, to the extent permitted by, and in accordance with, the terms and conditions of Section 6.8; and (B) the Company simultaneously with such termination pays, or causes to be paid, the Termination Fee required by Section 8.3(c) to Parent by wire transfer of immediately available funds; or

(e) by Parent, if there has been a breach of or failure to perform, as applicable, any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in clauses 2 (b) or 2(c) of Annex A not to be satisfied, and (ii) shall not have been cured prior to the earlier of (x) twenty (20) days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1A(e) and the basis for such termination, or (y) the Walk Away Date; provided that the right of Parent to terminate this Agreement under this Section 8.1A(e) shall not be available to Parent if Parent or Merger Sub is then in breach of any material covenant or other agreement set forth in this Agreement, and Parent has been notified in writing of such material breach prior to Parent’s termination of this Agreement pursuant to Section 8.1A(e) and Parent has not cured such breach within twenty (20) days of receipt by Parent of such notification; or

(f) by the Company, if there has been a breach of or failure to perform, as applicable, any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform shall have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and shall not have been cured prior to the earlier of (i) twenty (20) days following receipt by Parent of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1A(f) and the basis for such termination, or (ii) the Walk Away Date; provided that the right of the Company to terminate this Agreement under this Section 8.1A(f) shall not be available to the Company if the Company is then in breach of any material covenant or other agreement set forth in this Agreement and the Company has been notified in writing of such material breach prior to the Company’s termination of this Agreement pursuant to Section 8.1A(f) and the Company has not cured such breach within twenty (20) days of receipt by the Company of notice of such breach; or

(g) by the Company, if, for any reason, (i) Merger Sub shall have failed to commence the Offer within the time period specified in the first sentence of Section 1.1(a), (ii) Merger Sub terminates or makes any change to the Offer in breach of the terms of this Agreement, or (iii) Merger Sub shall have breached its obligation hereunder to purchase all Shares validly tendered and not properly withdrawn as of the initial Expiration Date or any subsequent Expiration Date established in accordance with the terms of this Agreement.

or

B. after the Acceptance Time and prior to the Effective Time:

(a) the Company shall have failed to perform in any material respect its obligations under Section 1.3.

(b) by mutual written consent of Parent, Merger Sub and the Company; or

(c) if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition, in each case making the consummation of the Offer or Merger illegal or permanently restraining, enjoining or otherwise preventing or prohibiting the consummation thereof shall be in effect and shall have become final and nonappealable; provided; however that the right to terminate this Agreement pursuant to this Section 8.1B(c) shall not be available to any party to this Agreement if the issuance of such Judgment, Law, legal restraint or prohibition was caused by or resulted from the failure of such party (or any Affiliate of such party) to (i) perform in any material respect any covenant or agreement in this Agreement required to be performed by such party (or any Affiliate of such party) or (ii) comply in all respects with the terms of Section 6.3(b) to the extent required thereunder in connection with such Judgment, Law, legal restraint or prohibition.

Except in the case of a termination pursuant to Section 8.1A(a) or 8.1B(b) the party desiring to terminate this Agreement shall deliver written notice of such termination to the other party or parties to this Agreement, setting forth in such notice the provision of this Section 8.1 pursuant to which such party is terminating this Agreement.

Section 8.2. Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and of no effect without any liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease and terminate, except for the provisions of (a) this Section 8.2 (b) Section 8.3 (Fees and Expenses), and (c) Article 9 (General Provisions), which shall survive such termination and remain in full force and effect; provided, however, that neither the termination of this Agreement nor anything else contained herein to the contrary, shall relieve any party from any liability or damages that is attributable to fraud or to any willful breach of this Agreement occurring prior to such termination in accordance with the terms set forth herein. The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

Section 8.3. Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated. If the Agreement is terminated by Parent pursuant to Section 8.1A(e) as a result of the failure of the conditions listed in Annex A, paragraphs 2(b) and 2(c), then the Company shall, following receipt of an invoice therefor, promptly, and in any event within two (2) Business Days, pay the reasonably documented out-of-pocket fees and expenses (including legal fees and expenses and advisor and consultant fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement, up to a maximum amount of One Million Five Hundred Thousand Dollars ($1,500,000) (“Expense Fee”), by wire transfer of same day funds to one or more accounts designated by Parent. The Expense Fee shall constitute the sole and exclusive remedy of Parent, Merger Sub, any Affiliate thereof or any other Person against the Company and its Affiliates, shareholders, directors, officers, employees or Representatives in connection with any termination of this Agreement for which the Expense Fee must be paid, except in the case of (i) termination by Parent pursuant to Section 8.1A(e) as a result of fraud or any willful breach of the Company’s covenants or agreements set forth in this Agreement or (ii) the failure of the Company to pay the Expense Fee without simultaneously contesting in good faith that the Expense Fee is due and payable hereunder.

(b) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 8.1A(b)(i) at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(b)(i), so long as, in any such case, (A) before the date of such termination, a bona fide Takeover Proposal shall have been publicly announced or otherwise been publicly communicated to the holders of Company Common Stock, and (B) within twelve (12) months after the date of such termination, the Company shall have entered into a definitive agreement in respect of such Takeover Proposal, and such Takeover Proposal is ultimately consummated, then the Company shall pay, or cause to be paid, to Parent, or its designated Affiliate by wire transfer of immediately available funds an amount equal to $9,000,000 (the “Termination Fee”), such payment to be made no later than the third (3rd) Business Day following the date of the consummation of such Takeover Proposal.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 8.1A(d), then the Company shall pay, or cause to be paid, to Parent or its designated Affiliate by wire transfer of immediately available funds an amount equal to the Termination Fee, such payment to be made concurrently with such termination;

(d) In the event this Agreement is terminated by Parent pursuant to Section 8.1A(c), Company shall pay, or cause to be paid, to Parent or its designated Affiliate, by wire transfer of immediately available funds, an amount equal to the Termination Fee, such payment to be made no later than the third (3rd) Business Day following notice of such termination.

(e) For the avoidance of doubt, the Company shall not be required to pay a Termination Fee pursuant to more than one clause of this Section 8.3 or on more than one occasion. The parties acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable by the Company are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.3(b), (c) or (d), as applicable, are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, (iii) without these agreements, Parent and Merger Sub would not enter into this Agreement, and (iv) payment of the Termination Fee pursuant to the applicable provision of this Section 8.3 shall constitute the sole and exclusive remedy of Parent, Merger Sub, any Affiliate thereof or any other Person against the Company and its Affiliates, shareholders, directors, officers, employees or Representatives in connection with any termination of this Agreement for which a Termination Fee must be paid. Accordingly, if the Company fails timely to pay the Termination Fee when due pursuant to Section 8.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its documented and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at a per annum rate equal to the prime rate of Citibank, N.A., in effect on the date such payment was required to be made, plus five percent (5.0%).

Section 8.4. Amendment. Subject to Section 1.3(c), at any time prior to the Effective Time, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement and the Transactions by the respective Boards of Directors or shareholders of the parties hereto; provided, however, that after any such adoption by the holders of Shares, no amendment shall be made that, by applicable Law, requires further approval of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5. Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights or preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 8.6. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors (which, in the case of the Company, shall include the approval contemplated by Section 1.3).

ARTICLE 9.

GENERAL PROVISIONS

Section 9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to be received at 9:00 a.m. (addressee’s local time) on the next Business Day), in each case to the intended recipient as set forth below:

if to the Company:

DUSA Pharmaceuticals, Inc.

25 Upton Drive

Wilmington, MA 01887

Attn: Robert F. Doman, Chief Executive Officer

Facsimile:

with copies (which shall not constitute notice) to:

Reed Smith LLP

136 Main Street

Princeton, NJ 08543

Attn: Nanette W. Mantell, Esq.

Facsimile: (609) 951-0824

and

Reed Smith LLP

2500 Liberty Place

1650 Market Street

Philadelphia, PA 19103

Attn: Brian C. Miner, Esq.

Facsimile: (215) 851-1420

if to Parent or Merger Sub:

Sun Pharmaceutical Industries Limited

17/B Mahal Industrial Estate

Mahakali Caves Road

Andheri (East)

Mumbai 400 093 India

Attn: Kirti Ganorkar, Sr. Vice President Business Development

Facsimile: 91 22 28212010

with copies (which shall not constitute notice) to:

Sun Pharmaceutical Industries Limited

17/B Mahal Industrial Estate

Mahakali Caves Road

Andheri (East)

Mumbai 400 093 India

Attn: Ashok I. Bhuta, Deputy General Manager (Accounts) &

Company Secretary

Facsimile: 91 22 28212010

Bodman PLC

6th Floor at Ford Field

1901 St. Antoine Street

Detroit, Michigan 48226

Attn: Fred B. Green, Esq.

Facsimile: (313) 393-7579

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth; provided, however, that such change of address notification shall be effective on the later of the date specified in the notice or five (5) Business Days after such notice is given.

Section 9.2. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3. Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” With respect to the determination of any period of time, the words “from,” “since,” “between” mean “from and including” and the words “to” and “until” each mean “to but excluding.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New Jersey without regard to the conflict or choice of laws provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

Section 9.5. Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the New Jersey Superior Court of Essex County, or, if that court does not have jurisdiction, a federal court sitting in Newark, New Jersey in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees not to assert as a defense, counterclaim or otherwise that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgments, attachments prior to judgment, attachments in advance of execution of judgment, execution of judgment or otherwise), and (v) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.5(a), however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

(b) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.6. Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or .pdf transmission.

Section 9.7. Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void. Notwithstanding the foregoing, Parent may assign this Agreement and its rights and obligations therein to an Affiliate without the consent of the Company, provided that any such assignment shall not relieve Parent from any liability or obligation hereunder. Notwithstanding the foregoing, from and after the Effective Time, Section 2.5 and Section 2.6 (with respect to which holders of Company Common Stock) shall be third party beneficiaries, Section 2.7 (with respect to which holders of Options and Restricted Shares) shall be third party beneficiaries and Section 6.9 (with respect to which the Indemnified Parties) shall be third party beneficiaries are for the benefit of the Persons named therein and such Persons may specifically enforce such provisions.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 9.8. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 9.9. Entire Agreement. This Agreement (including the Company Disclosure Letter, the Exhibits hereto and the documents and instruments referred to herein that are to be delivered at Closing) and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, whether written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. The representations and warranties set forth in Articles 3 and 4 and (except as otherwise expressly set forth herein) the covenants set forth in this Agreement have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified by reference to the Company Disclosure Letter, which contains certain disclosures that are not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

Section 9.10. Enforcement.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and this right shall include the right of the parties to cause the Transactions to be consummated on the terms set forth in this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity or pursuant to this Agreement. Each of the parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate.

(b) Notwithstanding the parties’ rights to specific performance or injunctive relief or both pursuant to Section 9.10(a), each party may pursue any other remedy available to it at Law or in equity, including monetary damages; provided, that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be limited to those arising from or relating to fraud or any willful breach of its covenants or agreements or representations, or warranties set forth in the Agreement. Notwithstanding anything in this Agreement to the contrary, prior to the termination of this Agreement in accordance with its terms, no party hereto shall be permitted to make any claim or commence any action, suit or proceeding seeking monetary damages against any other party hereto in connection with or arising out of this Agreement or the Transactions, provided that the foregoing shall be without prejudice to the right of any party to seek such monetary damages following such termination in accordance with, and subject to the limitations set forth in, this Agreement.

Section 9.11. Disclosure Letter. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or is reasonably likely to result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

* * * * *

[Signatures on following page]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

DUSA PHARMACEUTICALS, INC.

By:	/s/ Robert F. Doman
Name: Robert F. Doman
Title: Chief Executive Officer

SUN PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Kirti Ganorkar
Name: Kirti Ganorkar
Title: Sr. Vice President Business Development

CARACO ACQUISITION CORPORATION

By:	/s/ Mukul Rathi
Name: Mukul Rathi
Title: Chief Financial Officer

Annex A

Conditions to the Offer

Capitalized terms used in this Annex A but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Agreement”) of which this Annex A is a part.

1. Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares, unless each of the following conditions are satisfied:

(a) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of Shares validly tendered (including by guaranteed delivery) and not properly withdrawn, together with any Shares beneficially owned by Parent or any Subsidiary of Parent, equals at least a majority of the Shares issued and outstanding on a Fully Diluted Basis immediately prior to the expiration of the Offer (after giving effect to any extensions thereof) (the “Minimum Tender Condition”); and

(b) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), any waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated.

2. In addition, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of the Agreement and before the expiration of the Offer, any of the following shall have occurred and be continuing, unless, if any of the following have occurred and are continuing, they shall have resulted from the breach by Parent or Merger Sub of any of their respective obligations under the Agreement:

(a) A Judgment shall have been issued by a court of competent jurisdiction or by a Governmental Authority, or any Law or other legal restraint or prohibition, shall be in effect that would make the acceptance for payment of, or the payment for, some or all of the Shares or the consummation of the Offer or Merger illegal or otherwise prevent or prohibit the consummation thereof; provided, that each of Parent and Merger Sub shall use its reasonable best efforts to have any such Judgment, Law or other legal restraint or prohibition lifted and shall have complied with Section 6.3 in all respects to the extent required thereunder.

Annex A-1

(b) (i) any of the Company’s representations or warranties set forth in Section 3.1 (first sentence), Section 3.2, Section 3.3(a), Section 3.3(d), Section 3.6 (first sentence), Section 3.20 and Section 3.21 of the Agreement shall not be true and correct in all respects as of the Acceptance Time (or, in the case of any such representation or warranty made as of a specific date, as of such date), without giving effect to materiality or Company Material Adverse Effect Qualifications, or (ii) any of the Company’s other representations and warranties set forth in Article 3 of the Agreement that (A) are not made as of a specific date are not true and correct in all respects as of the Acceptance Time, or (B) are made as of a specific date are not true and correct in all respects as of such date, in each case, except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect;

(c) the Company shall have failed to perform in any material respect any material covenant or material obligation required to be performed or complied with by it under the Agreement at or prior to the Acceptance Time;

(d) Parent and Merger Sub shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses (b) and (c) of paragraph (2) of this Annex A are duly satisfied immediately prior to the Acceptance Time;

(e) since the date of this Agreement, there shall have occurred a Company Material Adverse Effect; or

(f) the Agreement shall have been validly terminated in accordance with Article 8 of the Agreement;

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived only by Parent or Merger Sub, and then, in whole or in part, at any time and from time to time in the sole discretion of Parent or Merger Sub (except for any condition that, pursuant to Section 1.1(e) of the Agreement, may only be waived with the Company’s consent). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time in accordance with the terms of the Agreement.

Annex A-2

Exhibit A

Definitions

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means “Business Day” as defined in Rule 14d-1(g)(3) promulgated by the SEC under the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means any Intellectual Property owned by the Company or any Company Subsidiary that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted.

“Company Material Adverse Effect” means any change, event, circumstances or occurrence that, individually or taken together with other changes, events, circumstances or occurrences, (x) has a material adverse effect on the business, condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Company Subsidiaries, taken as a whole, or (y) would prevent or materially delay the consummation of the transactions contemplated hereby (including the Offer or the Merger) or otherwise prevent or materially delay the Company from performing its obligations under this Agreement on a timely basis; provided, however, that none of the following, or any change, event, occurrence or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred or is reasonably likely to occur, a Company Material Adverse Effect:

(a) changes in conditions in the U.S. or global economy or capital, debt, financial or securities markets generally, including changes in exchange rates (provided that such changes do not affect the Company in a materially disproportionate manner as compared to other companies in its industry);

(b) changes in general market or economic conditions in the industries in which the Company operates generally or in any specific jurisdiction or geographical area in the U.S. or elsewhere in the world (provided that such changes do not affect the Company in a materially disproportionate manner as compared to other companies in its industry);

(c) changes in U.S. or foreign general legal, Tax, regulatory (including the rules, regulations and administrative policies of the FDA or interpretations thereof), third party reimbursement, political, legislative or business conditions in the countries in which the Company operates (provided that such changes do not affect the Company in a materially disproportionate manner as compared to other companies in its industry);

(d) changes resulting from compliance with the terms and conditions of this Agreement or from the announcement or pendency of the transactions contemplated hereby;

(e) any adoption, implementation, promulgation, repeal, modification, reinterpretation, proposal or other changes after the date of this Agreement in applicable United States or foreign, federal, state or local Law or interpretations thereof (including any health reform statutes, rules or regulations or interpretations thereof);

(f) changes in GAAP or accounting standards or the interpretation thereof;

(g) any change, event, occurrence or development relating to the Company’s ongoing clinical trials;

(h) any change, event, occurrence or development relating to or resulting from the products or product candidates of any Person (other than the Company), including the entry or re-launch into the market of products (including generic versions of products) competitive with any of the Company’s products or product candidates;

(i) any change, event, occurrence or development relating to the failure to receive any regulatory approvals for any of the Company’s product or product candidates, or the Company’s failure to successfully conduct clinical trials or any other regulatory development affecting the Company’s products, product candidates or products in development;

(j) any changes in the share price or trading volume of the Company Common Stock, in the Company’s credit rating or in any analyst’s recommendation with respect to the Company, and any failure of the Company to meet projections, guidance, milestones, forecasts or published financial or operating predictions (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless excluded by another clause of this definition, may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur);

(k) any litigation arising from or relating to the Offer, the Merger or the Transactions; and

(l) any natural disaster, weather-related events or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (provided that such changes do not affect the Company in a materially disproportionate manner as compared to other companies in its industry).

“Contract” means any written loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Environmental Laws” mean all applicable Laws of any Governmental Authority relating to Environmental Matters.

“Environmental Matters” means (A) pollution, contamination, protection of the environment, health, safety or sanitation as each relates to the environment, (B) emissions, discharges, releases or threatened releases of Hazardous Substances into or through the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface or buildings, or (C) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances as such relates to the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration.

“Fully Diluted Basis” means the number of Shares that would be issued and outstanding assuming the exercise or vesting of all Options, Warrants and Restricted Shares.

“Hazardous Substances” means: (i) any substance that is listed, classified or regulated as a “hazardous substance,” “hazardous waste,” hazardous material,” “toxic substance,” “pollutant,” or “contaminant” under any Environmental Laws; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive material or radon.

“Indebtedness” of any Person means (i) any indebtedness or other obligation of the such Person for borrowed money, whether current, short-term or long-term, secured or unsecured, (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other security or similar instrument, (iii) any liability of such Person with respect to interest rate or currency swaps, collars, caps and similar hedging obligations, (iv) any liabilities of such Person for the deferred purchase price of property or other assets (including “earn-out” payments, but specifically excluding trade payables incurred in the Ordinary Course of Business), (v) any liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (vi) any obligations of such Person for any bank overdrafts, (vii) all accrued interest, premiums, penalties and other obligations relating to the foregoing, and (viii) obligations of such Person in respect of the indebtedness of any other Person.

“IRS” means the United States Internal Revenue Service.

“Knowledge” and similar phrases mean the actual knowledge, as of the date hereof, of each of (a) in the case of the Company, the President and Chief Executive Officer, the

Chief Financial Officer, and the Executive Vice President of the Company, and (b) in the case of Parent or Merger Sub, the President, the Chief Executive Officer, the Chief Financial Officer, and the Executive Vice President, in each case after inquiry reasonable in light of the roles and responsibilities of such Person (or in the absence of such inquiry, such knowledge as such officer would have after such inquiry).

“Lien” means, with respect to any asset, any material mortgage, lien, pledge, charge, security interest, claim or encumbrance in respect of such asset.

“Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to (i) the Offer Price less (ii) the exercise price payable in respect of each such share of Company Common Stock issuable under such Option.

“Option” means any option granted, and, immediately before the Acceptance Time, not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any predecessor thereof to purchase shares of Company Common Stock pursuant to the Stock Plan.

“Ordinary Course of Business” means the ordinary course of business, consistent in all material respects with past practice.

“Parent Material Adverse Effect” means any change, event, circumstance or occurrence that, individually or taken together with other changes, events, circumstances or occurrences, would prevent or materially delay the consummation of the transactions contemplated hereby (including the Offer or the Merger) or otherwise prevent or materially delay either of Parent or Merger Sub from performing its obligations under this Agreement on a timely basis.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, labor union or similar entity or other legal entity or organization.

“Qualifying SEC Report” means (a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and (b) any Company SEC Report filed or furnished on or after the date of filing of such Form 10-K that is filed with or furnishes to the SEC on the SEC’s EDGAR system at least one (1) Business Day prior to the date of this Agreement.

“Representative”, with respect to any Person, means such Person’s officers, directors or managers, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors.

“Restricted Share” means a share of Company Common Stock granted to an employee, officer, director or independent contractor of the Company or any Company Subsidiary that is subject to forfeiture upon the occurrence (or non-occurrence) of certain events.

“SEC” means the United States Securities and Exchange Commission.

“Stock Plan” means, collectively, the 1996 Omnibus Plan, as amended, and the Amended and Restated 2011 Equity Compensation Plan.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Superior Proposal” means a bona fide, written Takeover Proposal (with all references to “twenty-five percent (25%)” in the definition thereof deemed to be replaced with “fifty percent (50%)” for the purposes of this definition) made by any Person on terms that the Company Board determines in good faith, after consultation with the Company’s outside financial and legal advisors, and considering (i) such factors as the Company Board considers to be appropriate (including the conditionality, the timing, possible financing (and the certainty thereof) and likelihood of success of such Takeover Proposal), and (ii) any, bona fide, written proposal by Parent to amend the terms of this Agreement delivered to the Company in accordance with Section 6.8(e)), would result in a transaction more favorable to the Company’s shareholders than the Transactions.

“Takeover Proposal” means, other than the Offer, Merger and Transactions, any proposal or offer with respect to: (a) any purchase, direct or indirect, of an equity interest (including by means of a tender offer, including a self-tender, or exchange offer) representing more than twenty-five percent (25%) of the voting power in the Company or any Company Subsidiary; (b) a merger, consolidation, share exchange, other business combination, or similar transaction involving the Company or any Company Subsidiary; or (c) any purchase, direct or indirect, of assets, businesses, securities or ownership interests (including the securities of any Company Subsidiary) representing more than twenty-five percent (25%) of the consolidated assets of the Company and the Company Subsidiaries.

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above).

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party” shall mean any Person or group other than Parent, Merger Sub and their respective Affiliates.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Warrants” means, collectively, the Company Common Stock purchase warrants delivered to certain purchasers by the Company pursuant to a Securities Purchase Agreement dated October 29, 2007, which have an exercise price of $2.85 per underlying common share.

EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DUSA PHARMACEUTICALS, INC.

(ID Number: 0100476008)

DUSA Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of New Jersey (the “Corporation”), hereby restates and integrates its Certificate of Incorporation, as amended, and also substantively amends such Certificate of Incorporation, to read in full as herein set forth.

FIRST: The name of the corporation is DUSA Pharmaceuticals, Inc.

SECOND: The purposes for which the corporation is organized are to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act (the “NJBCA”).

THIRD: The aggregate number of shares which the corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares of Common Stock, all of which shall be without nominal or par value.

FOURTH: The address of the current registered office of the Corporation in the State of New Jersey is 820 Bear Tavern Road, West Trenton, New Jersey 08628. The name of the current registered agent of the Corporation at such address is Corporation Service Company.

FIFTH: The number of directors constituting the first board of directors of the corporation is two (2) and the names and addresses of the persons who are to serve as such directors, until the first annual meeting of shareholders and until their successors are elected and qualified, are:

[Name]	[Address] [Address]

[Name]	[Address] [Address]

SIXTH: The initial by-laws of the corporation shall specify the number, or the mechanism for determining the number, of directors other than the first board. One or more or all of the directors of the corporation may be removed with or without cause upon the affirmative vote of the majority of votes cast by the holders of shares entitled to vote for the election of directors. The initial by-laws of the corporation shall be adopted by the board of directors at its organizational meeting; thereafter, the power to make, alter and repeal by-laws is reserved to the shareholders.

SEVENTH: The corporation shall indemnify every corporate agent as defined in, and to the full extent permitted by, Section 14A:3-5 of the NJBCA, and to the full extent otherwise permitted by law.

EIGHTH:

(A) No director or officer of the corporation shall be personally liable to the corporation or to any of its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that this Article EIGHTH shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. As used in this Article EIGHTH, an act or omission in breach of a person’s duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which that person has a material conflict of interest.

(B) Neither the amendment or repeal of this Article EIGHTH, nor the adoption of any provision of the Certificate of Incorporation of the corporation inconsistent with this Article EIGHTH, shall eliminate or reduce the protection afforded by this Article EIGHTH to a director or officer of the corporation in respect of any matter which occurred, or any cause of action, suit or claim which but for this Article EIGHTH would have accrued or arisen, prior to such amendment, repeal or adoption. If the NJBCA is amended after approval by the shareholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the NJBCA, as so amended from time to time.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of the             day of                     , 201__.

By:
Name:
Title:

CERTIFICATE OF ADOPTION OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

DUSA PHARMACEUTICALS, INC.

DUSA Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of New Jersey (the “Corporation”), to amend and restate its Certificate of Incorporation pursuant to Section 14A:9-5 of the New Jersey Business Corporation Act, hereby certifies as follows:

FIRST: The name of the Corporation is DUSA Pharmaceuticals, Inc.

SECOND: The Amended and Restated Certificate of Incorporation attached hereto was duly approved by the Board of Directors of the Corporation by a unanimous written consent dated as of                                  , 201     and was duly adopted by the shareholders of the Corporation [by a unanimous written consent dated as of                                  , 201__.] OR [by the holders of a majority of the issued and outstanding shares of the Corporation.]

THIRD: The number of shares of stock of the Corporation entitled to vote on the adoption of the Amended and Restated Certificate of Incorporation was             , [all of which voted for the Amended and Restated Certificate of Incorporation without a meeting pursuant to the unanimous written consent of the shareholders.] OR [             of which (the majority) voted for the Amended and Restated Certificate of Incorporation and              of which voted against the Amended and Restated Certificate of Incorporation.] No shares of any class or series were entitled to vote thereon, as a class or otherwise.]

IN WITNESS WHEREOF, DUSA Pharmaceuticals, Inc. has caused this Certificate to be duly executed as of                                  , 201__.

DUSA PHARMACEUTICALS, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF PROMISSORY NOTE FOR TOP-UP OPTION

PROMISSORY NOTE

[                    , 201__]

FOR VALUE RECEIVED, the undersigned, Sun Pharmaceutical Industries Limited (“Maker”), promises to pay to DUSA Pharmaceuticals, Inc. (“Payee”), 25 Upton Drive, Wilmington, MA 01887, in no event more than two (2) years after issuance, the principal sum of [                    ] ($[            ]), together with simple interest from the date hereof on the principal amount from time to time unpaid at a per annum rate of 1.0%. Maker will pay such interest at maturity, except that all accrued but unpaid interest shall be due and payable at the stated or accelerated maturity hereof or upon the prepayment in full hereof. This note may be prepaid in whole or in part at any time, without premium, penalty or prior notice.

No failure by the holder to take action with respect to any default hereunder shall affect its subsequent rights to take action with respect to the same or any other default. In the event of default Maker agrees to pay all reasonable costs of collection, including reasonable attorneys’ fees, to the extent allowed by law.

All payments to Payee shall be made at the address set forth above or at such other address as the holder hereof shall specify in writing to Maker.

This note shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of the State of New Jersey.

Maker hereby waives presentment, demand, notice of nonpayment and protest except as provided in this note.

This note shall be nonnegotiable and nontransferable.

IN WITNESS WHEREOF, the undersigned Maker has caused this note to be executed by its duly authorized officer.

Sun Pharmaceutical Industries Limited

By:
Name:
Title: